Exhibit 10.1

CONFIDENTIAL	EXECUTION VERSION

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed.  Double asterisks denote omissions.

COLLABORATION AND LICENSE AGREEMENT

by and between

ARVINAS OPERATIONS, INC.

and

BAYER AG

COLLABORATION AND LICENSE AGREEMENT

This Agreement (this “Agreement”) is entered into as of June 3, 2019, by and between Arvinas Operations, Inc., a corporation organized and existing under the laws of Delaware, located at 5 Science Park, 395 Winchester Ave., New Haven, CT  06511, USA (“Arvinas”) and Bayer AG, a corporation having offices at Müllerstrasse 178, 13353 Berlin, Germany (“Bayer”).  This Agreement will be immediately effective upon the occurrence of the Closing (as such term is defined below) (such time, the “Effective Date”).  This Agreement will immediately terminate and become null and void and have no effect, without any liability on the part of Arvinas or Bayer or their respective directors, officers, employees, partners, managers, members, stockholders or other representatives, and all rights and obligations of Arvinas and Bayer shall cease, upon a termination of the Commitment Agreement (as such term is defined below) in accordance with Section 2.4 thereof prior to the occurrence of the Closing.

RECITALS:

WHEREAS, Arvinas has developed a proprietary Proteolysis Targeting Chimera (PROTAC®) technology platform which translates innovative protein degradation approaches into novel drugs for the treatment of human diseases;

WHEREAS, Bayer and Arvinas desire to enter into a research collaboration applying Arvinas’ proprietary PROTAC technology to targets nominated by Bayer, with the goal of identifying and/or optimizing novel, orally bioavailable compounds that bind to and induce degradation of such targets for development and commercialization by Bayer; and

WHEREAS, concurrently with the execution of this Agreement, Bayer and Arvinas (either directly or through controlled Affiliates) are entering into (i) that certain Commitment Agreement of even date herewith (the “Commitment Agreement”), which contemplates certain financial and in-kind contributions to be made by the parties in connection with the formation of a joint venture in the bio-agriculture field (such joint venture as further described therein and in the various agreements and other instruments appended thereto, the “Joint Venture”), and (ii) that certain Stock Purchase Agreement of even date herewith (the “Stock Purchase Agreement”), which contemplates an equity investment by an Affiliate of Bayer in Arvinas, Inc. (such investment as further described therein and in the various agreements and other instruments appended thereto, the “Equity Investment”).  Each of the transactions contemplated by the Commitment Agreement and the Stock Purchase Agreement will be consummated in accordance with their respective terms simultaneously at the Closing (as such term is defined in the Commitment Agreement), upon which event the parties intend that this Agreement will become effective automatically and with no further action of the parties.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Arvinas and Bayer hereby agree as follows as of the Effective Date:

Article 1   DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below.

1.1	“AAALAC” shall mean the Association for Assessment and Accreditation of Laboratory Animal Care International.
1.2

“Affiliate” of a Person shall mean, as of any point in time and for so long as such relationship continues to exist, any other Person which (directly or indirectly) is controlled by, controls or is under common control with such Person.  For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person means (i) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast fifty percent (50%) or more of the votes in the election of directors or (ii) in the case of a non-corporate entity, direct or indirect ownership of fifty percent (50%) or more of the equity interests with the power to direct the management and policies of such entity.

1.3	“Agreement” shall have the meaning given such term in the preamble to this document.
1.4	“Alliance Manager” shall have the meaning set forth in Section 2.4.5.
1.5	“Arvinas” shall have the meaning given such term in the preamble to this Agreement.
1.6

“Arvinas Collaboration IP” shall mean all Collaboration IP developed or invented solely by employee(s) of Arvinas or other persons not employed by Bayer who are acting on behalf of Arvinas, but excluding any Collaboration IP that is PROTAC Improvement IP or Collaboration Compound IP.

1.7	“Arvinas Component” shall have the meaning set forth in Section 7.1.5(d).
1.8

“Arvinas Patent Rights” shall mean Patent Rights Controlled by Arvinas or any of its Affiliates, including those listed on Schedule 1.8, which claim or Cover: (i) PROTAC Background IP or PROTAC Improvement IP; or (ii) Arvinas Collaboration IP, but for clarity shall exclude Collaboration Compound Patent Rights and Joint Patent Rights.

1.9	“Arvinas Program Patent Rights” shall have the meaning set forth in Section 7.2.4(a).
1.10	“Bayer” shall have the meaning given such term in the preamble to this Agreement.
1.11

“Bayer Compounds” shall mean, with respect to a Collaboration Target, those compounds provided by Bayer to Arvinas for use in the Research Program pursuant to this Agreement as potential Targeting Compounds, and any derivatives, modifications or improvements thereof made in the course of performance of the Research Program (including any derivative, improvement or modification that contains or incorporates any such compounds, or any derivative, improvement or modification thereof, but excluding any Connector or Ligand contained in any such derivative, improvement or modification).  For clarity, Collaboration Compounds are not Bayer Compounds.

1.12

“Bayer Collaboration IP” shall mean all Collaboration IP developed or invented solely by employee(s) of Bayer or other persons not employed by Arvinas who are acting on behalf of Bayer, but excluding any Collaboration IP that is PROTAC Improvement IP or Collaboration Compound IP.

1.13

“Bayer Know-How” shall mean all information and materials, including discoveries, improvements, processes, methods, protocols, formulas, data, inventions (including Bayer Collaboration IP and Bayer’s rights in Joint Collaboration IP), know-how and trade secrets, patentable or otherwise, which during the term of this Agreement:  (i) are in Bayer’s Control; (ii) are not generally known; and (iii) are in Bayer’s opinion necessary to Arvinas in the performance of Arvinas’ obligations under the Research Program.

1.14	“Bayer Party” shall mean Bayer or its Sublicensee(s) (including any of Bayer's or its Sublicensee's(s’) Affiliates).
1.15

“Bayer Patent Rights” shall mean Patent Rights Controlled by Bayer or any of its Affiliates which claim or Cover: (i) the Bayer Technology or Bayer Compounds; or (ii) Bayer Collaboration IP; but shall exclude Patent Rights claiming Sole Bayer PROTAC Improvement IP, Collaboration Compound Patent Rights and Joint Patent Rights.

1.16

“Bayer Technology” shall mean Technology Controlled by Bayer as of the Effective Date or during the term of this Agreement (solely to the extent arising or acquired other than in the course of performance of the Research Program) that is introduced to the Research Program by Bayer pursuant to a Research Plan.

1.17	“Budget” shall mean the mutually agreed budget under the relevant Research Plan.
1.18	“Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.
1.19	“Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.
1.20

“Change of Control” shall mean with respect to a Party: (1) the sale of all or substantially all of such Party’s assets or business relating to this Agreement; (2) a merger, reorganization or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent more than fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (3) a person or entity, or group of persons or entities, acting in concert, acquiring fifty percent (50%) or more of the voting equity securities or management control of such Party, in each of (1), (2) and (3) above excluding any such transaction between a Party and its Affiliate.  In no event will a Change of Control include any transaction in which a Party or its successor(s) issues securities to investors solely for capital raising purposes.

1.21	“Clinical Trial” shall mean a Phase I Clinical Trial, Phase II Clinical Trial or Phase III Clinical Trial.
1.22

“Collaboration Compound” shall mean any PROTAC that either (i) is a PROTAC synthesized by or on behalf of either Party in the course of performance of the Research Program, or (ii) is optimized by or on behalf of Bayer or a Related Party outside of the course of performance of the Research Program based on a Collaboration Compound included in (i) and is covered by a claim included in any Patent Right within Licensed IP or other Collaboration IP, or is obtained through the direct and material use of Arvinas Confidential Information, and in each case (i) and (ii) that, by design, has a primary mechanism of action directed to degradation of the relevant Collaboration Target.

1.23

“Collaboration Compound IP” shall mean Collaboration Compounds and resulting Products, whether included within the Collaboration IP or arising outside of performance of the Research Program (but excluding any Connector or Ligand Covered by the Licensed IP contained therein and excluding any Bayer Compound contained therein) and all intellectual property rights to the extent claiming the composition, formulation or use of Collaboration Compounds or Products (and for clarity not to the extent claiming only the Connectors or Ligands or only the Bayer Compounds contained therein) or claiming any Manufacturing process developed solely or jointly by Bayer to the extent that it is specific for any Collaboration Compound that has become a Preclinical Candidate.

1.24	“Collaboration Compound Patent Rights” shall have the meaning set forth in Section 7.2.3.
1.25

“Collaboration IP” shall mean all Technology arising in the course of performance of the Research Program, including all Collaboration Compounds arising thereunder, but excluding any such Technology that is a Bayer Compound or other Technology to the extent directly relating thereto.

1.26

“Collaboration Target” shall mean, for so long as such Collaboration Target is subject to license rights from Arvinas hereunder, any target nominated by Bayer for use in the Research Program and accepted by Arvinas as provided in Section 2.2.1 or as a [**] Collaboration Target in accordance with Section 2.2.3, and any replacement therefor permitted in accordance with Section 2.2.5, each as identified by its UniProt number.

1.27	“Combination Product” shall mean a Product which includes, in combination with a Collaboration Compound, one or more pharmaceutically active ingredients other than a Collaboration Compound.
1.28

“Commercialize” or “Commercializing” shall mean to market, promote, distribute, offer for sale, sell, have sold, import, have imported, export, have exported or otherwise commercialize a compound or product. When used as a noun, “Commercialization” means any and all activities involved in Commercializing.

1.29

“Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by a Party with respect to any objective, such reasonable, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances.  It is understood and agreed that with respect to the Development and Commercialization of any Product by either Party, such efforts shall be substantially equivalent to those efforts and resources that would generally be used by such Party for pharmaceutical products owned by it or to which it has rights, which product is (i) at a similar stage in its development or product life, (ii) of a similar therapeutic modality and (iii) of similar market potential, in each case taking into account all relevant factors that may affect the Development, Manufacturing, Marketing Authorization or Commercialization of a Collaboration Compound or Product, including, but not limited to, actual and potential issues of efficacy, safety or stability; product profile (including product modality, category and mechanism of action); stage of development or life cycle status; actual and projected development, regulatory approval, manufacturing and commercialization costs and budgets; any issues regarding the ability to manufacture or have manufactured the compound or product; anticipated or approved labeling; the competitiveness of alternative products in the marketplace; the patent and other proprietary position of the product; the likelihood of Marketing Authorization given the Regulatory Authority involved (including satisfactory reimbursement or pricing approvals); the timing of any Marketing Authorization; present and future market potential; existing or projected pricing, sales, reimbursement and profitability of the product including the amounts payable to licensors of patent or other intellectual property rights; alternative products; proprietary position, strength and duration of patent protection and anticipated exclusivity; and other relevant factors at the time such efforts are to be expended.  Commercially Reasonable Efforts shall be determined on a market-by-market basis for a particular Product, and it is anticipated that the level of effort will be different for different markets, and will change over time, reflecting changes in the status of the Product and the market(s) involved. To the extent that the performance of a Party’s obligations hereunder is adversely affected by the other Party’s failure to perform its obligations hereunder, the impact of such performance failure will be taken into account in determining whether such Party has used its Commercially Reasonable Efforts to perform any such affected obligations.

1.30

“Confidential Information” shall mean any and all information and data, including all Licensed IP, all Bayer Technology and other Bayer Know-How, all Collaboration Compound IP, and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement.

1.31	“Connector” shall have the meaning set forth in the definition of PROTAC.
1.32

“Control”, “Controls” or “Controlled by” shall mean, with respect to any item of or right under any relevant Technology or Patent Right, the possession by a Party (including its Affiliates) of the right (from a source other than the other Party hereto) to grant to the other Party access, ownership, a license and/or a sublicense as provided herein without violating the terms of any agreement or other arrangement with any Third Party as of the time such Party would first be required hereunder to grant the other Party such access, ownership, license or sublicense.

1.33

“Covers” or “Covering” shall mean, with respect to a claim within a Patent Right, that, but for a license granted to a Party under the relevant claim included in such Patent Right, the manufacture, use or sale of any subject matter by such Party would infringe such claim or, in the case of a Patent Right that is a patent application, would infringe such claim in such patent application if it were to issue as a patent in its then-current form.

1.34

“[**]” shall mean the formal decision of Bayer’s [**] - or such other Bayer internal body competent and responsible for such formal decision in the future - that a compound fulfills all Milestone Criteria for the "Start of Lead Optimization: [**]", as set out in Exhibit B.

1.35

“Deliverables” shall mean the deliverables to be provided to Bayer under the Research Plan for the relevant Collaboration Target, as expressly described in the relevant Research Plan or as otherwise agreed by the Parties in writing.

1.36

“Develop” or “Developing” shall mean to discover, research, modify or otherwise develop a process, compound or product, including conducting non-clinical and clinical research and development activities. When used as a noun, “Development” means any and all activities involved in Developing.

1.37	“EU Approval” shall mean Marketing Authorization in at least [**] of the Major EU Market Countries.

1.38

“Excluded Information” shall mean information relating to any of the following items to the extent not in the public domain that is not expressly referenced in a Research Plan as Confidential Information to be exchanged hereunder (in which event the permitted exchange is applicable only to the relevant Research Plan): (A) chemical structures or molecular compositions of any Collaboration Compounds or other PROTACs, or any data from which the chemical structure or molecular composition of any such Collaboration Compound or other PROTAC may be readily determined or elucidated; and (B) any other information that Bayer, on or after the Effective Date, expressly indicates to Arvinas’ Alliance Manager or to an Arvinas JSC representative in writing, prior to any such information’s disclosure to Bayer or any of its Affiliates, that Bayer does not want disclosed to them. Notwithstanding the foregoing, any Confidential Information that Arvinas is obligated to disclose to Bayer pursuant to any provision of this Agreement, including Article 7, and that Arvinas, subject to compliance with Section 2.5, discloses in good faith, to the relevant individual(s) designated by Bayer in writing, if any, in accordance with such obligations shall not be Excluded Information under this Agreement.

1.39

“Excluded Target” shall mean the targets (i) that are listed on Schedule 1.39 attached hereto, (ii) that are subject to Third Party rights under any agreement entered into by Arvinas or its Affiliate that is still in effect, (iii) that are identified in a term sheet or letter of interest from a Third Party that has been agreed to in writing by Arvinas or its Affiliate and not terminated as of the relevant time, or (iv) for which Arvinas has initiated any bona fide chemistry efforts at the lab bench on behalf of itself, its Affiliates or Third Parties, in each case before Arvinas’ receipt of notice from Bayer requesting such target as a Reserved Target or if the respective target is not a Reserved Target before Arvinas’ receipt of notice from Bayer requesting such target as a Collaboration Target, as shown by competent proof.

1.40	“FDA” shall mean the United States Food and Drug Administration and any successor Regulatory Authority having substantially the same function.
1.41

“Field” shall mean any and all purposes relating to the treatment or prevention of any human disease in which the relevant Collaboration Compound or Product mediates degradation of the relevant specified Collaboration Target.

1.42

“First Commercial Sale” shall mean, with respect to any Product and with respect to any country, the first sale for end use or consumption of such Product in a country after such Product has been granted Marketing Authorization by the appropriate Regulatory Authority for such country, excluding, however, any sale or other distribution for use in a Clinical Trial.

1.43

“Full Time Equivalent” or “FTE” shall mean the equivalent of a full-time scientist's work time over a twelve-month period (allowing reasonable and customary time for normal vacations, sick days, holidays, conference attendance, corporate meetings, etc.).  The portion of an FTE year devoted by a scientist to the Research Program shall be determined by dividing the number of hours during any twelve-month period devoted by such employee to the Research Program by [**] which shall be deemed the total number of working hours during such twelve-month period, provided that no additional payment shall be required with respect to any person who works more than [**] hours per year unless otherwise authorized by the JSC.

1.44

“FTE Rate” shall mean (i) with respect to employees of Arvinas, an amount equal to [**] US dollars (US$[**]) for one (1) full FTE devoted to the performance of the Research Program and (ii) with respect to chemistry subcontractors engaged by Arvinas in accordance with Section 2.3.4, an amount equal to [**] US dollars (US$[**]) for one (1) full FTE devoted to the performance of the Research Program, each of which represents the fully burdened rate for each such FTE and includes related salary, benefits, administration, facilities costs, overhead and any other costs associated with such FTE, provided that such FTE Rates shall be adjusted for inflation or deflation on [**] basis, with the first adjustment effective on the [**] of the Effective Date, to reflect any increase or decrease, since the prior adjustment (or the initial rate, as applicable), in the Bureau of Labor Statistics Consumer Price Index for Urban Wage Earners covering the Connecticut region, based on the most recent monthly index available as of the adjustment date.

1.45	“Generic Research Plan” shall have the meaning set forth in Section 2.1.
1.46

“Generic Version” shall mean, with respect to a Product sold by a Bayer Party in a particular country in the Territory, any product that (a) is approved for sale in such country in reliance on the prior approval of such Product as determined by the applicable Regulatory Authority; and (b) is sold by a Third Party that is not a Bayer Party authorized to market and sell such product and that has not otherwise been authorized, directly or indirectly, by Bayer (or any of its Affiliates or Sublicensees) to market and sell such product.

1.47	“Initiates”, “Initiated” or “Initiation” shall mean, with respect to a Clinical Trial, the administration of the first dose to a human subject or patient in such Clinical Trial.
1.48

“Joint Collaboration IP” shall mean all Collaboration IP developed or invented jointly by employee(s) of Arvinas or its Affiliates or a Third Party acting on behalf of Arvinas or its Affiliates, on the one hand, and Bayer or its Affiliates or a Third Party acting on behalf of Bayer or its Affiliates, on the other hand, but in all cases excluding any Collaboration IP that is PROTAC Improvement IP or Collaboration Compound IP.

1.49	“Joint Patent Rights” shall mean Patent Rights which are filed in accordance with this Agreement to claim inventions within Joint Collaboration IP.
1.50	“Joint Steering Committee” or “JSC” shall mean the joint steering committee established to facilitate the Research Program as more fully described in Section 2.4.
1.51

“Law(s)” shall mean all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign.

1.52	“Lead Compound Criteria ([**])” shall mean the criteria for a [**] Decision, as listed in Exhibit B.
1.53	“License” shall have the meaning set forth in Section 3.1.1.
1.54	“Licensed IP” shall mean all PROTAC Background IP, PROTAC Improvement IP, Arvinas Collaboration IP and Arvinas’ rights in Joint Collaboration IP.
1.55	“Ligand” shall have the meaning set forth in the definition of PROTAC.
1.56	“Major EU Market Countries” shall mean [**].
1.57

“Manufacture” or “Manufacturing” shall mean to make, produce, manufacture, process, fill, finish, package, label, perform quality assurance testing, release, ship or store a compound or product or any component thereof. When used as a noun, “Manufacture” or “Manufacturing” shall mean any and all activities involved in Manufacturing a compound or product or any component thereof.

1.58

“Marketing Authorization” shall mean all approvals from the relevant Regulatory Authority necessary to market and sell a Product in any country (including all applicable pricing and governmental reimbursement approvals required to sell Product in the relevant country).

1.59

“Net Sales” shall mean the gross amounts, with respect to any Product sold by a Bayer Party to any person or entity who is not a Bayer Party, reported in Bayer’s audited reporting system used to report and publish such Net Sales in Bayer’s official financial statements and invoiced by such Bayer Party for the sale of the Product (or Combination Product) to the Third Parties less customary and reasonable deductions like: value-added tax or customs; allowances or credits; quantity, early payment, cash settlement and other trade discounts; rebates, chargebacks or premiums; rebates, fees, discounts or other charges paid as required by government or public healthcare legislation, as reasonably allocated to the Product; cost of customer programs and a [**] percent ([**]%) lump sum of the gross amount invoiced to cover transportation, freight, insurance, distribution, shipping, packaging and handling costs, as well as a [**] percent ([**]%) lump sum of the gross amount invoiced to cover bad debt charges.

For the purpose of calculating Net Sales, the Parties recognize that customers may include persons in the chain of commerce who enter into agreements with a Bayer Party as to price even though title to the Product does not pass directly from the Bayer Party to such customers and even though payment for such Product is not made by such customers directly to a Bayer Party; and in such cases, chargebacks paid by a Bayer Party to or through any such Third Party (such as a wholesaler) can be deducted by the Bayer Party from gross revenue in order to calculate Net Sales.

In the event that a Product is sold in the form of a Combination Product, Net Sales for such Combination Product will be adjusted by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where A is the gross per unit invoice price of the Product(s) if sold separately and B is the gross per unit invoice price of any other active ingredient(s) in the Combination Product, if sold separately. If, on a country-by-country basis, the other active ingredient(s) in the Combination Product are not sold separately in that country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/C where A is the gross per unit invoiced price of the Product(s) if sold separately and C is the gross per unit invoiced price of the Combination Product. In each case, the gross per unit invoice price shall be those applicable in the relevant country during the relevant Calendar Quarter or, if sales of both, the Product and the other product(s), did not occur in such Calendar Quarter, then in the most recent Calendar Quarter in which sales of both occurred. If, on a country-by-country basis, Net Sales of the Product(s) when included in a Combination Product cannot be determined using the methods above, then the value of the active ingredient(s) for the purpose of determining Net Sales shall be determined between the Parties in good faith.

1.60	“Party” shall mean Arvinas or Bayer, individually, and “Parties” shall mean Arvinas and Bayer, collectively.

1.61

“Patent Rights” shall mean any and all patents and pending patent applications in the Territory (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including divisionals, continuations, continuations-in-part, patents-of-addition, reissues, renewals, substitutions, registrations, re-examinations, revalidations, extensions, restorations by existing or future extension or restoration mechanisms, including patent term extensions, supplementary protection certificates or the equivalent thereof, pediatric exclusivity periods and the like of any such patents and patent applications, any other form of government-issued right substantially similar to any of the foregoing and foreign equivalents of the foregoing.

1.62

“[**]” shall mean the formal decision of Bayer’s [**] - or such other Bayer internal body competent and responsible for such formal decision in the future - that a compound fulfills all Milestone Criteria for the "Start of the Preclinical Development: [**]", as set out in Exhibit B, and such compound is nominated for further development as a preclinical candidate.

1.63

“Person” shall mean any individual, sole proprietorship, firm, corporation, partnership, limited partnership, limited liability company, trust, business trust, joint stock company, joint venture company, governmental authority, association or other entity.

1.64	“Phase I Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(a), as amended (or its successor regulation).
1.65	“Phase II Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(b), as amended (or its successor regulation).
1.66	“Phase III Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(c), as amended (or its successor regulation).
1.67	“Preclinical Candidate” shall mean a Collaboration Compound for which a [**] has been made.
1.68

“Product” shall mean any pharmaceutical preparation for humans, in any final form, presentation, formulation or dosage form, containing a Collaboration Compound (i) for sale by prescription, over-the-counter or any other method, or (ii) for administration to human subjects or patients in a clinical trial, in each case (i) and (ii) for any and all uses in the Field.

1.69

“Prosecution and Maintenance” or “Prosecute and Maintain” shall mean, with regard to a Patent Right, the preparation, filing, prosecution and maintenance of such Patent Right, as well as re-examinations, reissues, appeals, oppositions and interferences with respect to such Patent Right. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” shall not include any enforcement actions taken with respect to a Patent Right or requests for patent certification or patent term extension.

1.70

“PROTAC” shall mean a molecule designed to degrade target proteins, which molecules consist of (a) a ligand that binds to a selected target (“Targeting Compound”), (b) a ligand that binds to an E3 ligase (“Ligand”) and (c) a connector that attaches ligands (a) and (b) (“Connector”).

1.71

“PROTAC Background IP” shall mean Technology Controlled by Arvinas (i) as of the Effective Date or (ii) during the term of this Agreement (solely to the extent arising or acquired other than in the course of performance of the Research Program), in each case (i) and (ii) relating to the identification, development or manufacture of PROTACs.

1.72

“PROTAC Improvement IP” shall mean any Collaboration IP or other Technology made or developed, solely or jointly, by Arvinas, its Affiliates or representatives in the course of performance of the Research Program, or by Bayer, its Affiliates or representatives in the course of performance of the Research Program or in the course of the research or Development of one or more Collaboration Compounds or Products in the Territory in accordance with the licenses granted under this Agreement, in each case which constitutes an improvement to or enhancement or modification of PROTAC Background IP.  However, PROTAC Improvement IP shall not include any Bayer Compound or any Collaboration Compound IP.

1.73

“Regulatory Authority” shall mean any applicable government regulatory authority involved in granting approvals for the Manufacturing or Commercialization of a Product in the Territory, including the FDA.

1.74	“Related Party” shall mean a Bayer Affiliate or other Sublicensee, as applicable.
1.75

“Research Plan” shall mean a plan for performance by the Parties of research activities under Article 2 of this Agreement with respect to a given Collaboration Target, as further described in Section 2.1 and as amended from time to time in accordance with the terms of this Agreement.  Each Research Plan shall include a Budget by Research Program Year for the related activities to be performed by Arvinas, which Budget shall be consistent with the applicable provisions of Section 2.3.

1.76	“Research Program” shall mean the research activities to be undertaken by the Parties as further set forth in Section 2.1 and the Research Plans.
1.77	“Research Program Year” shall mean a twelve (12) month period commencing on July 1, 2019 or an anniversary thereof.
1.78	“Research Term” shall mean the duration of the Research Program, as further provided in Section 2.3.1.
1.79	“Reserved Target” shall have the meaning set forth in Section 2.2.2.
1.80

“Residual Information” means ideas, concepts, know-how, and techniques in non-tangible form retained in the unaided memory of persons who have had access to Confidential Information of Arvinas.   A person's memory is only unaided if the person has not intentionally memorized the Confidential Information for the purpose of retaining and subsequently using or disclosing the relevant Confidential Information, and did not involve reference to tangible materials in order to assist in the recall of such Confidential Information.

1.81	“Royalty Period” shall have the meaning set forth in Section 5.4.1(c).
1.82	“Sole Bayer PROTAC Improvement IP” shall have the meaning set forth in Section 7.1.4(b).
1.83

“Sublicensee” shall mean any Bayer Affiliate or Third Party, in each case to which Bayer has sublicensed any rights with respect to Collaboration Compounds or Products granted to Bayer under this Agreement.

1.84	“Targeting Compound” is defined in the definition of PROTAC and, for clarity, shall not include any Connector or Ligand also defined therein.

1.85	“Target Exclusivity” shall mean the exclusive rights with respect to Collaboration Targets and Reserved Targets granted to Bayer by Arvinas pursuant to Section 2.8.
1.86

“Technology” shall mean any intellectual property or other information and materials, including discoveries, improvements, processes, methods, protocols, specifications, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, including Patent Rights to the extent claiming the relevant inventions or discoveries.

1.87	“Territory” shall mean all of the countries in the world, and their territories and possessions.
1.88	“Third Party” shall mean an entity other than Arvinas and its Affiliates and Bayer and its Affiliates.
1.89	“United States” shall mean the United States of America, its territories and possessions.
1.90

“Valid Patent Claim” shall mean, with respect to a particular country, (i) a claim of an issued, unexpired and in-force Patent Right included within the Collaboration IP, Collaboration Compound IP or other Licensed IP which claims or Covers any relevant Collaboration Compound, which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction (which decision is not appealable or has not been appealed within the time allowed for appeal), and which claim has not been cancelled, withdrawn, abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise, or (ii) is a claim of a pending application that has been pending for less than [**] from its first office action, which claims or Covers any relevant Collaboration Compound, which application is being prosecuted in good faith and has not been cancelled, abandoned, withdrawn or finally rejected or expired without the possibility of revival, reinstatement, appeal or refiling.

1.91

“Yale Agreement” shall mean the License Agreement between Yale University and Arvinas dated as of July 5, 2013, as amended, which agreement governs Arvinas’ rights to certain PROTAC Background IP and certain Arvinas Patent Rights.

1.92	“Yale Letter Agreement” shall mean that letter agreement between Yale University and Arvinas, dated on or about the date hereof, and attached hereto as Exhibit C.
1.93

“Yale Licensed Patents” shall mean those Arvinas Patent Rights identified as Yale Licensed Patents on Schedule 1.8, as such schedule may be updated from time to time, and all Patent Rights arising therefrom.

Article 2   RESEARCH PROGRAM

2.1

General.  Arvinas and Bayer shall conduct the Research Program (as defined below) upon the terms and conditions set forth in this Agreement.  The Parties shall perform activities in accordance with, and within the general timelines of, an agreed upon Research Plan (including Budget) for each Collaboration Target, which plan shall cover, subject to sufficient funding and/or research support being provided by Bayer, all research activities directed to such Collaboration Target until a relevant Collaboration Compound is identified that satisfies the Lead Compound Criteria [**], unless such activities with respect to the relevant Collaboration Target are otherwise halted or terminated in accordance with this Agreement (such activities in their entirety with respect to all Collaboration Targets, collectively, the “Research Program”). The generic Research Plan (including Budget) attached hereto as Exhibit A shall be used as the basis for the Research Plan for each Collaboration Target (“Generic Research Plan”), which Research Plan shall be prepared and mutually agreed to by the Parties promptly following acceptance of the relevant Collaboration Target in accordance with Section 2.2. Under each Research Plan, the Parties will seek to identify orally bioavailable PROTACs to a given Collaboration Target that satisfy the Lead Compound Criteria [**], with more specific criteria to be agreed in the Research Plan for each Collaboration Target. The Research Plans may be amended from time to time by written agreement of the Parties, or otherwise by the JSC, as attached to minutes of the applicable JSC meeting approved in writing by both Parties.

2.2	Collaboration Targets; Reserved Targets.
2.2.1

Bayer shall have the right, but not the obligation, to nominate, by written notice to Arvinas, up to [**] targets as Collaboration Targets to be investigated under the Research Program during the Research Term.  Bayer shall nominate [**] Collaboration Targets for work under the Research Program within [**] of the Effective Date and [**] more on or before the [**] anniversary of the Effective Date, provided that Research Program efforts with respect to such additional Collaboration Targets shall not commence until the [**] anniversary of the Effective Date unless otherwise agreed in writing by the Parties. If the nominated target is a Reserved Target, it shall be deemed accepted by Arvinas as of the date of notice of nomination.  If any target that is not a Reserved Target is nominated by Bayer, Arvinas shall notify Bayer in writing within [**] after Arvinas’ receipt of Bayer’s notice of nomination if the nominated Collaboration Target is an Excluded Target, in which event Bayer shall be permitted to nominate an alternate target as a Collaboration Target (including, for clarity, a Reserved Target).  If any nominated target that is not a Reserved Target is not an Excluded Target, Arvinas shall so notify Bayer in writing within [**] after Arvinas’ receipt of Bayer’s notice of nomination, and such nominated Collaboration Target shall be deemed accepted by Arvinas at such time, subject to Bayer’s compliance with the requirements of Section 2.2.2 regarding a Reserved Target to be removed from this Agreement.  For clarity, in the event that all [**] Collaboration Targets are not nominated on or before the [**] anniversary of the Effective Date, Arvinas shall only be required to perform the Research Program with respect to such number of Collaboration Targets as have been nominated at such time, and Section 2.2.3 shall be of no further force or effect.

2.2.2

Bayer shall have the right to maintain a list of [**] reserved targets (the “Reserved Targets”), which shall be set forth in Schedule 2.2.2 attached hereto.  In the event that a Reserved Target is nominated as a Collaboration Target in accordance with Section 2.2.1, such Reserved Target shall be deleted from the list and shall no longer be deemed a Reserved Target hereunder.  If any target that is not a Reserved Target is nominated as a Collaboration Target in accordance with Section 2.2.1, Bayer shall designate a Reserved Target to be removed from the list, and such target shall no longer be a Reserved Target once the nominated target is accepted in accordance with Section 2.2.1.  In either case the number of permitted Reserved Targets shall be reduced by one upon each acceptance of a Collaboration Target pursuant to Section 2.2.1.   For clarity, the Reserved Target list shall have no further effect once [**] Collaboration Targets have been nominated for work under the Research Program in accordance with Section 2.2.1 or after the [**] anniversary of the Effective Date if [**] Collaboration Targets have not been nominated by Bayer as of such time.  Bayer may update the list of Reserved Targets at any time by specifying a target to be removed and nominating a new target for inclusion, provided that any new target that

Bayer desires to include as Reserved Target must not be an Excluded Target at the time of nomination as a Reserved Target and such nomination must be consistent with the requirements of Section 2.2.4.  Arvinas shall notify Bayer in writing within [**] after Arvinas’ receipt of Bayer’s notice of a request for replacement if the proposed new Reserved Target is an Excluded Target, in which event the Reserved Target that was to be replaced shall remain a Reserved Target until otherwise removed in accordance with this Section 2.2.2.

2.2.3

Bayer shall have the right between the [**] and [**] anniversary of the Effective Date to request the inclusion of a [**] Collaboration Target under this Agreement on the same general terms as provided for the original [**] Collaboration Targets, subject to mutual written agreement of the Parties, such agreement to not be unreasonably withheld or delayed.  In connection with any such request, Bayer shall have the right to nominate and reserve a [**] Collaboration Target (subject to the acceptance criteria set forth in Section 2.2.1), provided that work on such target shall commence within [**] following reservation of such target, and if such work does not commence at such time through no fault of Arvinas, such reservation shall thereafter be of no further force or effect unless otherwise agreed by Arvinas in writing.  For the avoidance of doubt, to the extent applicable, payments for the [**] Collaboration Target shall not exceed the pro rata share of the agreed payments for the first [**] Collaboration Targets, including, for clarity, an upfront fee of [**] the amount due pursuant to Section 5.1.

2.2.4

The Parties agree that no more than one Collaboration Target will be [**] target, provided that any permitted replacement target, as described above, may be [**] target.  The Parties shall agree in good faith on whether or not a target is [**] target. The Parties also agree, that targets primarily related to [**], for example, targets expressed in [**], targets present in [**], and targets associated with [**], are not regarded as [**] targets.

2.2.5

If, as of the completion of activities under the Pre-Exploratory Stage (as defined in the Generic Research Plan) for a given Collaboration Target, Arvinas has been unable to identify any Collaboration Compounds directed to such Collaboration Target that meet the relevant criteria specified in the relevant Research Plan, as determined and agreed by the JSC, Bayer shall have the right, [**] for each of the original Collaboration Targets, to nominate a new target as a replacement for that Collaboration Target, which nomination shall be made within [**] of such JSC determination by written notice to Arvinas (a “Target Replacement Notice”).  Arvinas shall notify Bayer in writing within [**] after delivery of the Target Replacement Notice if the proposed replacement Collaboration Target is an Excluded Target, in which event Bayer shall without undue delay nominate an alternate replacement Collaboration Target.  If the proposed replacement is not an Excluded Target, Arvinas shall so notify Bayer in writing within [**] after delivery of the Target Replacement Notice, and such proposed replacement Collaboration Target shall be deemed accepted by Arvinas at such time.  Provided that the proposed replacement Collaboration Target is accepted as provided above, such replacement Collaboration Target shall become a Collaboration Target for all purposes under this Agreement and the replaced initial Collaboration Target shall cease to be a Collaboration Target for all purposes under this Agreement, and the relevant License under Section 3.1.1 shall terminate.  The Parties shall agree on the Research Plan for such replacement Collaboration Target in accordance with Section 2.1 promptly following issuance of the relevant Target Replacement Notice.

2.3

Conduct of Research Program; Funding; Research Term. During the Research Term, Arvinas and Bayer shall each use Commercially Reasonable Efforts to complete their respective activities, and in accordance with any relevant timelines, as set out in the Research Plans, and shall use personnel with sufficient skills and experience as are required to accomplish the Research Program in accordance with the terms of this Agreement and each Research Plan.

2.3.1

The Research Program will be conducted during the period from the Effective Date of the Collaboration Agreement until the completion or termination of all research activities to be performed under the relevant Research Plans (“Research Term”), provided that the Research Plan with respect to a given Collaboration Target will aim at identifying a Collaboration Compound that satisfies the Lead Compound Criteria [**] within a period of [**] unless otherwise agreed by the Parties.  The JSC shall have the responsibility for determining whether the Research Program with respect to a given Collaboration Target has been completed, provided that, in the absence of any such determination and unless otherwise agreed by the Parties in writing, for each Collaboration Target for which activities have been commenced under the Research Program, if no research funding is allocated in accordance with this Section 2.3 to such Collaboration Target for any Research Program Year after relevant Research Program activities have commenced, the Research Program with respect to the relevant Collaboration Target shall be deemed completed as of the end of the last Research Program Year for which funding was allocated. Notwithstanding any other provision, the Research Term shall not exceed [**], and the Research Program shall terminate at such time with respect to all Collaboration Targets, unless otherwise agreed by the Parties in writing, such agreement to not be unreasonably withheld.

2.3.2

In consideration for the conduct of the Research Program, Bayer shall pay to Arvinas research funding payments totaling US$3,000,000 (in words: three million US dollars) per year in each of the first four (4) Research Program Years following the Effective Date, plus any additional amounts agreed by the Parties in writing. Payment shall be made to Arvinas as provided in Section 5.2.  This consideration shall cover all costs at Arvinas for its work under the Research Program for the ongoing Research Plans, including, without limitation, any administration costs at Arvinas, all employee-related compensation, travel costs and all resources and consumables used for activities under the Research Program to be performed by Arvinas, which shall be incurred in accordance with the applicable Research Plan (including Budget) and this Agreement. Subject to the funding limits set forth above, for each Collaboration Target for which work is to be conducted under the Research Program, as part of the relevant Research Plan, the Parties shall agree on the Budget for the various research activities under such Research Plan, based on the applicable FTE Rates. [**].  For clarity, the Parties may agree in writing to conduct additional activities as part of the Research Program beyond those specified in the initial Research Plans (e.g., development of Collaboration Compounds meeting Preclinical Candidate criteria), but any such activities shall require additional funding and mutual written agreement on modifications to the relevant Research Plan and Budget.

2.3.3

If costs borne by Arvinas for its research activities under the ongoing Research Plans exceed the research funding amount specified in Section 2.3.2 for a given Research Program Year (“Cap”) before completion of all relevant Research Program activities for the respective Research Program Year, including as a result of any permitted replacement of a Collaboration Target in accordance with Section 2.2.5, and Arvinas has complied with its reporting obligations under Sections 2.3.6 and 2.3.7, Arvinas shall not be obligated to carry out further Research Program activities under this Agreement for the given Research

Program Year unless Bayer has agreed in writing to fund such additional activities, including any additional FTEs required to carry out such additional work.  For clarity, in the event that funds are exhausted during a Research Program Year as described above, funding for continued activities may be provided under the funding for the subsequent Research Program Year (in which event activities will not be resumed until the start of such subsequent Research Program Year), or through the provision of additional funding for the current Research Program Year, as mutually agreed by the Parties in writing, in each case subject to corresponding mutually agreed adjustments of the ongoing Research Plan(s). If such Cap is, after completion of the research activities for the respective Research Program Year, not reached, then Arvinas shall credit the remainder against the funding amount for Research Program activities to be conducted in the following Research Program Year, if any.

2.3.4

Bayer shall be entitled to utilize the services of its Affiliates or Third Parties to perform its Research Program activities.  Arvinas shall be entitled to utilize the services of Affiliates or Third Parties to perform its Research Program activities only upon Bayer’s prior written consent or as specifically set forth in the relevant Research Plan; provided that, as of the Effective Date, Bayer has consented to Arvinas subcontracting with [**] to conduct services with respect to the Research Program by and on behalf of Arvinas.  Notwithstanding any of the foregoing, (a) any such subcontracted activities shall be subject to the relevant terms and conditions of this Agreement; (b) each Party shall enter into agreements with its Third Party subcontractors that contain confidentiality terms no less stringent than those set forth in Article 4 hereof and shall ensure that it obtains all rights to the subcontracted works that are necessary to comply with the intellectual property and licensing provisions of this Agreement; and (c) each Party shall remain at all times fully liable for its respective responsibilities under the Research Program and its obligations under this Agreement.

2.3.5

Except as otherwise expressly provided in this Agreement, each Party shall be responsible for all costs and expenses it incurs relating to such aspects of the Research Program as are to be provided or performed by that Party according to each Research Plan, as amended in accordance with this Agreement.

2.3.6

Within [**] after the end of each Calendar Quarter (or portion thereof) that occurs during the Research Term, including the Calendar Quarter in which it begins or ends as applicable, Arvinas shall provide Bayer with a reasonably detailed report concerning the FTE costs actually incurred during such Calendar Quarter for the Research Program, identified by Collaboration Target, and of reimbursable expenses incurred in accordance with the relevant Research Plan and Budget (“Actual Costs”). Such reporting may be provided more frequently as mutually agreed by the Parties.  [**].  Bayer shall have the right to review and audit the Research Program FTE Records [**], following written notice to Arvinas and at mutually agreeable times, provided that more frequent audits may be conducted by Bayer at mutually agreeable times in the event of cause (e.g., material discrepancies).

2.3.7

In the event of any unanticipated issue that may, in Arvinas’ reasonable opinion, result in research costs exceeding the Cap in a given Research Program Year, Arvinas shall promptly notify the JSC about such issue and the anticipated increased costs and the Parties shall convene a meeting of the JSC to discuss a solution to the matter as soon as reasonably practicable.

2.4	Governance.
2.4.1

General.  Bayer and Arvinas shall form a joint steering committee (the “Joint Steering Committee” or “JSC”) to oversee the conduct of the Research Program. The JSC shall be responsible for oversight of the Research Program, and for reviewing and approving recommendations, plans, allocation of resources and other activities in support of the Research Program, and implementing the Research Plan(s), with the objective of expeditiously identifying Collaboration Compounds for each Collaboration Target meeting the desired criteria. The JSC shall be responsible for the monitoring, reviewing and reporting on the progress of the Research Program.

2.4.2

Composition of the JSC. The JSC shall be comprised of [**] representatives of Bayer and [**] representatives of Arvinas.  Each Party may change its representatives to the JSC from time to time in its sole discretion, effective upon notice to the other Party of such change.  These representatives shall have appropriate technical credentials, experience and knowledge, and ongoing familiarity with the Research Program.  Additional representative(s) or consultant(s) may from time to time, by mutual consent of the Parties, be invited to attend JSC meetings, subject to such representative’s or consultant’s written agreement to comply with the requirements of Article 4 and consistent with Section 7.1.6.  The JSC shall be chaired by a representative of Bayer.  Each Party shall bear its own expenses related to attendance at such meetings by its representatives.  Following the end of the Research Term, the JSC shall have a final meeting to review the results of the Research Program and then shall be disbanded. As needed, the JSC shall establish subcommittees and other working groups that shall report to the JSC, having equivalent functional counterparts from each Party, to further the objectives of the Research Program.

2.4.3

Decision Making.  Decisions of the JSC shall be made unanimously by the Parties with each Party having one vote.  In the event that the JSC cannot or does not, after good faith efforts, reach agreement on an issue related to the Research Program (excluding issues for which the JSC expressly does not have decision-making authority), the resolution or course of conduct shall be determined by Bayer following referral to the senior executives of the Parties as provided in Section 10.7.  In exercising its final decision-making authority with respect to JSC decisions as described above, Bayer shall act in accordance with the objectives of the Research Program and the terms of this Agreement, and in good faith.  Notwithstanding the foregoing, Bayer’s decision-making authority under this Section 2.4.3 does not give Bayer the right to modify a Research Plan in any way that would require Arvinas to commit additional resources (e.g., employees, materials, reagents) to the project without Arvinas’ consent, that would be inconsistent with the scope of the relevant existing, mutually agreed Research Plan, cause Arvinas to violate the terms of any agreement with a Third Party, or cause Arvinas to violate any applicable Law or any intellectual property right of any Third Party.  However, Arvinas shall not unreasonably withhold or delay its consent to requests by Bayer to shift resources between the Research Plans in order to reprioritize the activities, as long as the overall budget is not exceeded. For clarity, the JSC shall have no right to amend this Agreement.

2.4.4

Meetings.  During the Research Term, the JSC shall meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than [**] times per Calendar Year, with the location for such meetings alternating between Arvinas and Bayer facilities (or such other location(s) as may be determined by the JSC).  Alternatively, the JSC may meet by means of teleconference, videoconference or other similar communications equipment.  The JSC shall confer regarding the status of the Research Program, review relevant data, consider and advise on any technical issues that arise, consider issues of priority, and review and advise on any budgetary and economic matters relating to the Research Program which may be referred to the JSC.

2.4.5

Alliance Managers.  In addition to the JSC, each Party shall appoint, at its own cost and expense, an alliance manager (each, an “Alliance Manager”) with responsibility for assisting the Joint Steering Committee to achieve the alliance’s strategic and research objectives by, as further defined by the JSC, planning and managing the operational aspects of the alliance, ensuring alliance effectiveness and appropriate communications, coordinating activities, anticipating issues, and facilitating conflict resolution.

2.4.6

Project Managers.  In addition to the foregoing, each Party shall nominate a project leader for each Research Plan who shall be responsible for the day-to-day dealings under the respective Research Plan and shall be the first contact person for the other Party for operational and scientific matters with regard to such activities (each a “Project Leader”). Each Project Leader shall:

(a)	ensure that its Party’s research activities are performed in accordance with the applicable Research Plan;
(b)

inform the other Party’s Project Leader on the progress of the project (including any expected or experienced difficulties, obstacles or delays) on a regular basis, however, at least bi-weekly, by means of teleconference, videoconference or other mutually agreed means;

(c)	internally coordinate its project team;
(d)	give progress reports to the JSC during the JSC meetings and propose to the JSC, as necessary, amendments to the applicable Research Plan; and
(e)	with respect to Arvinas’ Project Leader, ensure the timely submission and accurate preparation of the progress reports as set forth in Section 2.6.3 and - if applicable - the Research Plan.
2.5

Exchange of Information.  Arvinas shall promptly disclose to Bayer, upon reasonable written request of Bayer, all Licensed IP and other Collaboration IP necessary for the performance of the Research Program by Bayer, or for the subsequent exercise of the License with respect to any Collaboration Target in accordance with Section 3.1. Bayer shall promptly disclose to Arvinas during the Research Term, upon reasonable written request of Arvinas or as directed by the JSC, all results of the Research Program generated by Bayer or its permitted subcontractors, and all Bayer Technology and other Bayer Know-How necessary for the performance of the Research Program by Arvinas.  However, Arvinas shall only disclose to Bayer, as Arvinas Confidential Information, Technology specifically related to [**], and such information only to the extent that it is [**]. Arvinas shall only disclose to Bayer [**] if Bayer [**]. For clarity, the [**] shall be deemed Confidential Information of [**], provided that, for clarity, the [**] that is contained therein shall remain [**] Confidential Information.  Arvinas shall use [**] to ensure that [**] shall not be disclosed by Arvinas to Bayer except as [**] and Arvinas shall ensure that [**] shall not be disclosed by Arvinas to Bayer.  Notwithstanding the foregoing, Arvinas shall use [**] to provide information required for [**], including the [**], to the extent requested by Bayer and [**].

2.6	Records and Reports.
2.6.1

Records. Each Party shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved in the performance of the Research Program by such Party.

2.6.2

Copies and Inspection of Records.  Bayer shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records of Arvinas referred to in Section 2.6.1 as are reasonably appropriate for Bayer to review in connection with the performance of this Agreement or the exercise of any rights granted to Bayer hereunder.  Upon reasonable request, Arvinas shall provide copies of such records to Bayer. Arvinas shall maintain such inspected records and the information disclosed therein in confidence in accordance with Article 4.

2.6.3

Reports.  Within [**] following the end of each Calendar Quarter during the Research Term, Arvinas shall provide to Bayer a written progress report in English which shall summarize the work performed to date on the Research Program and evaluate the work performed in relation to the goals of the Research Program.  Arvinas shall provide such other written reports as may be required by the Research Program or reasonably requested by Bayer relating to the progress of the goals or performance of the Research Program. Such reports shall be provided in accordance with any relevant requirements of Section 2.5.

2.7

Materials Transfer.  In order to facilitate the Research Program, either Party may provide to the other Party certain materials for use by the other Party in furtherance of the Research Program.  Neither Party may furnish any such materials to the other Party except as expressly provided in the applicable Research Plan or this Agreement without the prior written consent of the other Party.  All such materials shall be considered the Confidential Information of the Party providing such material (provided that if they are a combination of the proprietary materials of both Parties, they shall be deemed the Confidential Information of both Parties) and shall be used by the receiving Party in accordance with the terms and conditions of this Agreement solely for purposes of exercising its rights and performing its obligations under this Agreement.  All such materials must be used with prudence and appropriate caution in any experimental work, since all of their characteristics may not be known, and in compliance with all applicable Laws and any relevant Third Party contractual requirements that have been communicated in writing to the receiving Party.  Such transfer shall not be deemed a transfer of any intellectual property rights with respect to such material.  Any and all compounds, biological materials, reagents, assays and other materials that are provided by one Party to the other Party hereunder in furtherance of the Research Program activities and that are not consumed in the course of performance of such activities, shall all be returned to the providing Party promptly upon the completion of the Research Program, or, if the providing Party so instructs in writing, or if such material exists in the form of a combination of the proprietary materials of both Parties, all such materials shall be destroyed and the destruction of such materials shall be certified in writing, in accordance with written instructions to be provided by the providing Party upon completion of the Research Program; provided, however, that such obligation shall not apply to the extent rights to the relevant materials or information are obtained or retained by either Party pursuant to the express provisions of this Agreement. For clarity and without limitation, any Deliverables that are provided to Bayer for purposes of performing evaluation or testing during the Research Program shall be subject to this Section 2.7, and (i) unless and until Bayer has the right to practice the relevant License pursuant to Section 3.1.5, shall only be used by Bayer for performing the relevant agreed assays or other permitted activities and Bayer agrees not to analyze or reverse engineer any such material for the purpose of determining the structure thereof, and (ii) the results of any such activities conducted by or on behalf of Bayer using Deliverables shall be subject to the provisions of Article 7.

2.8

Exclusive Efforts.  During the term of this Agreement, for each Reserved Target and for each Collaboration Target, and excluding the activities being conducted under the Research Program, Arvinas and its Affiliates will neither directly nor indirectly (including on behalf of a Third Party),

(i) conduct or agree to conduct any activities with respect to the design, identification, discovery or development of any small molecule pharmacologically-active agent whose primary mechanism of action is, by design, directed to inhibition or degradation of such Reserved Target or Collaboration Target, or (ii) grant any license or covenant not to sue or other right to any third party in the Field under the Licensed IP that is intended to enable such Third Party with respect to the conduct of any such activities, provided that, for clarity, retention by a Third Party (whether through a non-exclusive license or otherwise) of rights with respect to technology invented by such Third Party with respect to which rights are obtained by Arvinas in the relevant transaction (whether through assignment or license or other right to Arvinas) shall not be deemed to violate this subsection (ii). Notwithstanding the foregoing, in the event that a Person that becomes an Arvinas Affiliate through a Change of Control or through acquisition of “control” (as defined in the definition of Affiliate) by Arvinas (a “Transaction”), has a program underway, at the time that Arvinas first enters into the Transaction, with respect to the design, identification, discovery or development of any small molecule pharmacologically-active agent whose primary mechanism of action is, by design, directed to inhibition or degradation of any Reserved Target or Collaboration Target, such activity may continue following the effective date of the Transaction, provided that (i) such program is conducted by individuals who have (and have had) no involvement in Research Program activities directed to the relevant Collaboration Target and no direct knowledge of or access to the Bayer Know-How or Collaboration IP related to such Collaboration Target and/or related Collaboration Compounds, and (ii) such program does not utilize any Licensed IP.

2.9

Compliance with Law and Ethical Business Practices.  Each Party shall conduct the activities of the Research Program and its other activities under this Agreement in accordance with all applicable Laws and good business ethics.  Each Party shall notify the other Party in writing of any deviations from applicable Laws relevant to this Agreement of which any of its employees becomes aware.  Each Party hereby certifies that it has not and shall not employ or otherwise use in any capacity the services of any person or entity debarred under Section 21 USC 335a in performing any activities hereunder.  Each Party shall notify the other Party in writing immediately if any such debarment relevant to this Agreement occurs or comes to its attention, and shall promptly remove any person or entity so disbarred from performing any activity or function related to the Research Program.  Bayer shall have the right, in its sole discretion, to terminate this Agreement immediately in the event of any such debarment, which termination shall be deemed a termination for cause.

2.10

Use of Human Materials.  If any human cell lines, tissue, human clinical isolates or similar human-derived materials (“Human Materials”) have been or are to be collected or used in the Research Program by a Party or any Affiliate or Third Party acting on such Party’s behalf, such Party represents and warrants (i) that it has complied, or shall comply, with all applicable Laws relating to the collection or use of the Human Materials and (ii) that it has obtained, or shall obtain, all necessary approvals and - if required - appropriate informed consents, in writing, for the collection or use of such Human Materials, including – if applicable – the transfer to the other Party. Each Party shall provide documentation of such approvals and/or consents to the other Party upon the other Party’s reasonable request.  Each Party further represents and warrants that any such Human Materials that are used in the Research Program may be used as contemplated in this Agreement without any obligations to the individuals or entities (“Providers”) who contributed the Human Materials, including any obligations of compensation to such Providers or any other Third Party for the intellectual property associated with, or commercial use of, the Human Materials for any purpose.

Notwithstanding anything to the contrary in Article 4, each Party shall hold in confidence all data that identifies, or could be used in a manner reasonably likely to identify, an individual (“Personal Data”), except as required or permitted under this Agreement, or to the extent necessary to be disclosed to regulatory agencies as part of the review process.  In addition, notwithstanding anything to the contrary in Section 4.1, each Party shall comply with all applicable Laws with respect to the collection, use, storage, and disclosure of any Personal Data, including the U.S. Health Insurance Portability and Accountability Act (HIPAA) and the regulations promulgated thereunder as well as the EU General Data Protection Regulation.  Each Party agrees to ensure that all appropriate technical and organizational measures are taken to protect Personal Data against loss, misuse, and any unauthorized, accidental, or unlawful access, disclosure, alteration, or destruction, including implementation and enforcement of administrative, technical, and physical security policies and procedures applicable to Personal Data and will not re-identify Personal Data.

2.11

Animal Research.  Each Party shall comply with the Animal Welfare Act or any other applicable Laws relating to the care and use of laboratory animals in connection with its activities under this Agreement.  Each Party is encouraged to use the highest standards, such as those set forth in the Guide for the Care and Use of Laboratory Animals (NRC, 1996), for the humane handling, care and treatment of such research animals.  Arvinas hereby certifies that, prior to conducting any animal research at any facility in connection with the Research Program, it shall obtain accreditation from AAALAC and shall maintain such accreditation for so long as it conducts such research and Bayer hereby certifies that any animal research conducted at Bayer’s facilities in connection with the Research Program shall be in accordance with all relevant local animal welfare regulations. Any animals which are used by or on behalf of either Party in the course of the Research Program, or products derived from those animals, such as eggs or milk, will not be used for food purposes, nor will these animals be used for commercial breeding purposes.

Article 3   LICENSES; DEVELOPMENT AND COMMERCIALIZATION

3.1	Licenses; Rights.
3.1.1	License.
(a)

Arvinas hereby grants to Bayer, with respect to each Collaboration Target, a worldwide, exclusive license (even as to Arvinas) in the Territory in the Field under the Licensed IP, including related Arvinas Patent Rights and Joint Patent Rights, with the right to grant and authorize sublicenses to the extent expressly provided below, to discover, research, Develop, have Developed, make, have made, use, have used, import, have imported, export, have exported, offer to sell and sell, have offered for sale and sold Collaboration Compounds and Products directed to such Collaboration Target (each, a “License”).  Under the License, Bayer shall have the aforementioned right to develop and commercialize Products, whether alone or as Combination Products, but no rights are granted by Arvinas hereunder, by implication or otherwise, with respect to any component of any such Combination Product that is not a Collaboration Compound directed to the relevant Collaboration Target. For clarity, no rights are granted to Bayer under the Licensed IP, and Bayer shall have no rights to use any Collaboration Compound IP, with respect to the use of any compound in connection with the inhibition or degradation of any target other than those Collaboration Targets with respect to which Bayer retains a License.

(b)

At all times while Bayer enjoys the benefit of a sublicense under the Yale Licensed Patents by their inclusion in a License granted to Bayer under Section 3.1.1(a), Bayer acknowledges and agrees that such sublicense shall be subject to the reservation of rights set forth in Article 3.3 of the Yale Agreement.  Bayer further acknowledges and agrees that, in the event the Yale Agreement is terminated and, notwithstanding such termination, Bayer retains such sublicense, Bayer shall comply with the obligations applicable to Bayer under the terms of Section 11 of the Yale Letter Agreement.

3.1.2

Bayer shall have the right to grant sublicenses under the licenses granted in this Section 3.1, subject to any express limitations provided above; provided that Bayer shall remain liable for the performance of its Sublicensees.

3.1.3	Arvinas shall retain such rights under the foregoing grant as are necessary to conduct the Research Program in accordance with the Research Plans and this Agreement.
3.1.4

Once a Collaboration Target is no longer included under this Agreement, whether pursuant to Section 2.2, termination of rights under Article 8 or otherwise, Bayer shall have no further rights under Section 3.1.1 with respect to relevant Collaboration Compounds or Products or to otherwise use, practice, Prosecute and Maintain or license any related Collaboration Compound IP or Collaboration Compound Patent Rights.

3.1.5

Notwithstanding the foregoing, on a Collaboration Target-by-Collaboration Target basis, Bayer shall not, and shall have no right, alone or through any Third Party, to exercise or sublicense the relevant License, other than in order to complete the activities to be performed by Bayer pursuant to the Research Program, unless and until the Research Program with respect to such Collaboration Target has been completed or terminated in accordance with the terms of this Agreement without termination of such License.  Accordingly, notwithstanding the License granted above with respect to any Collaboration Target, until all Research Program activities are completed with respect to a given Collaboration Target, (a) the relevant Deliverables (and any Confidential Information contained or incorporated in such Deliverables to the extent such information does not fall within any exceptions under Section 4.2) shall remain the property and Confidential Information of Arvinas, and shall be used by Bayer and its Related Parties for the sole purpose of performing activities under the Research Program in accordance with the Research Plans and this Agreement, and (b) Bayer shall not sell, transfer or disclose any such Deliverables (and including any Confidential Information contained or incorporated in such Deliverables to the extent such information does not fall within any exceptions under Section 4.2) to any other Person other than a Person acting as a subcontractor permitted under Section 2.3.4, without the prior written consent of Arvinas, which consent shall not be unreasonably withheld, provided that this Section 3.1.5 shall not be deemed to limit Bayer’s rights to Bayer Compounds as provided in Section 7.1.3.

3.1.6

In connection with Bayer’s Development and Commercialization activities under the License, Bayer shall have the non-exclusive right to use the Arvinas trademark “PROTAC®”, and any foreign equivalents thereof (the “Arvinas Trademarks”) in connection with scientific and corporate communications regarding Products and as otherwise mutually agreed in writing by the Parties.  The rights granted in this Section 3.1.6 shall be subject to the following terms and conditions:

(a)

Bayer shall use the Arvinas Trademarks only in the form authorized by Arvinas, and shall not use the Arvinas Trademarks as or as part of its corporate or business name or the name of any business entity which is controlled by it, whether an Affiliate or otherwise.

(b)	Bayer shall have no right to sublicense to Affiliates or Third Parties any of the rights in the Arvinas Trademarks conveyed hereunder without the express written consent of Arvinas.
(c)

Bayer acknowledges that Arvinas claims ownership of the Arvinas Trademarks and that Arvinas intends to protect the Arvinas Trademarks in the Territory.  Bayer covenants and agrees that it shall not challenge, or cause or permit an Affiliate or Third Party to challenge, Arvinas’ right, title or interest in and to the Arvinas Trademarks anywhere in the world.  All uses by Bayer of the Arvinas Trademarks in the Territory shall inure to the benefit of Arvinas, and Bayer shall make no use of or apply for any registration thereof except as expressly permitted by this Agreement.

(d)	Bayer shall not, and shall have no right to, bring any action with respect to any infringement of any Arvinas Trademark in the Territory without Arvinas’ prior written consent.
(e)	Nothing in this Agreement shall be construed so as to require Arvinas to take any actions or measures with respect to any alleged, suspected or known infringement of the Arvinas Trademarks.
3.2

Non-Exclusive Research License.  During the Research Term, Bayer hereby grants to Arvinas a non-exclusive license in the Territory under the Bayer Technology, other Bayer Know-How, and Bayer Patent Rights solely to the extent required for conducting the Research Program in accordance with the Research Plans. Such right shall be personal and non-sublicensable except to permitted subcontractors as expressly set forth in Section 2.3.4

3.3

No Implied Licenses.  Except as specifically set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest or other rights, by implication or otherwise, in any Technology or other Confidential Information disclosed to it or accessed by it under this Agreement, or under any other Patent Rights or Technology owned or controlled by the other Party or its Affiliates.

3.4

Development and Commercialization.  Following completion or termination (without termination of the License) of relevant Research Program activities, Bayer shall use Commercially Reasonable Efforts, at its own expense, to Develop and Commercialize at least one (1) Product directed to such Collaboration Target.  For each Collaboration Target, within [**] following the end of each Calendar Year during the term of this Agreement which ends after the completion of the Research Program activities with respect to such Collaboration Target, and continuing until such time as payment of all potential milestone payments pursuant to Section 5.3 has been made with respect to such Collaboration Target, Bayer shall provide to Arvinas a written report which shall summarize Bayer’s efforts to Develop and Commercialize Collaboration Compounds and Products directed to such Collaboration Target during the foregoing Calendar Year.  Bayer agrees that Arvinas may provide a copy of such written reports to Yale University (with all reasonable redactions requested by Bayer), subject to the protections afforded to Arvinas’ “CONFIDENTIAL INFORMATION” under the Yale Agreement.

3.5

[**]. Arvinas acknowledges and agrees that [**] covered by this Agreement, provided that, for clarity, Bayer shall not, and [**], in connection with any such activities, (i) [**] under this Agreement, or (ii) [**] of this Agreement.  The Parties agree and acknowledge that [**].  The Parties agree and acknowledge that, unless otherwise agreed by the Parties in writing, Bayer will have [**] under this Agreement [**].

Article 4   CONFIDENTIALITY AND PUBLICATION

4.1

Nondisclosure and Nonuse Obligation.  Each Party agrees that, for so long as this Agreement is in effect and for a period of [**] thereafter, a Party (the “Receiving Party”) receiving or accessing Confidential Information of the other Party hereunder (the “Disclosing Party”) (or that has received any such Confidential Information from the other Party prior to the Effective Date under an applicable confidentiality agreement) shall (i) maintain in confidence such Confidential Information using not less than the efforts such Receiving Party uses to maintain in confidence its own proprietary information of similar kind and value, and in no event less than reasonable efforts,  (ii) not disclose such Confidential Information to any Affiliate or Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted herein, and (iii) not use such Confidential Information for any purpose except those expressly permitted by this Agreement.  For purposes of this Article 4, (a) all PROTAC Improvement IP shall be treated as Confidential Information of Arvinas, provided that Sole Bayer PROTAC Improvement IP shall be deemed the Confidential Information of Bayer, (b) all Bayer Technology, Bayer Know-How, Bayer Compounds and Bayer Collaboration IP, as well as Bayer’s interest in any Reserved Target, Collaboration Target or any respective indication(s), shall be treated as Confidential Information of Bayer, (c) Confidential Information on the structure and performance of Collaboration Compounds meeting part (i) of the definition thereof, including related Collaboration Compound IP, shall be treated as Confidential Information of both Parties (i.e., each Party shall be deemed the Receiving Party with respect thereto), (d) Confidential Information on the structure and performance of Collaboration Compounds meeting part (ii) of the definition thereof, including related Collaboration Compound IP, shall be treated as Confidential Information of Bayer, and (e) all Joint Collaboration and all Research Plans shall be treated as Confidential Information of both Parties (i.e., each Party shall be deemed the Receiving Party with respect thereto).

4.2	Exceptions. The obligations under Section 4.1 shall not apply with respect to any portion of the Confidential Information that the Receiving Party can show by competent proof:
4.2.1	is known by the Receiving Party or its Affiliates at the time of its receipt, and not through a prior disclosure by the Disclosing Party under this Agreement;
4.2.2	is in the public domain by use or publication before its receipt from the Disclosing Party, or thereafter enters the public domain through no fault of the Receiving Party;
4.2.3	has been obtained by the Receiving Party or its Affiliates from a Third Party under such terms that lawfully allow the respective use or disclosure of the Confidential Information; or
4.2.4	is developed by the Receiving Party or its Affiliates independently of Confidential Information received from the Disclosing Party.

4.3

Authorized Disclosure.  To the extent (and only to the extent) that it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party in the following instances:

4.3.1

if disclosed to governmental or other regulatory agencies in order to obtain patents or to gain or maintain approval to conduct Clinical Trials or to market Product, but such disclosure may be only to the extent reasonably necessary to obtain patents or authorizations in a manner consistent with rights granted under this Agreement;

4.3.2

if deemed necessary by Arvinas to be disclosed to (i) its Affiliates, agent(s), consultant(s), or other Third Parties for the conduct of the Research Program in accordance with the terms of this Agreement, (ii) to Yale University in connection with  Arvinas’ obligations and rights under the Yale Agreement, or (iii) as reasonably appropriate in connection with the exercise of the rights granted hereunder with respect to PROTAC Improvement IP or Joint Collaboration IP, or if deemed necessary by Bayer to be disclosed to its Related Parties, agent(s), consultant(s), or other Third Parties for the Development, Manufacturing, Commercialization or use of Collaboration Compounds or Products (or for such entities to determine their interest in performing such activities) in accordance with the terms of this Agreement, in all cases on the condition that such Third Parties agree to be bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and non-use provisions contained in this Agreement; provided, however, that the term of confidentiality for such Third Parties shall be no less than [**], with each Party to use reasonable efforts to obtain a term of [**], and that the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Article 4 to treat such Confidential Information as required under this Article 4;

4.3.3

if deemed necessary by counsel to the Receiving Party to be disclosed to such Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the Receiving Party, on the condition that such attorneys, independent accountants and financial advisors agree to be bound by, or are bound by ethical rules to comply with, the confidentiality and non-use obligations contained in this Agreement; provided, however, that the term of confidentiality for such attorneys, independent accountants and financial advisors shall be no less than [**], with each Party to use reasonable efforts to obtain a term of [**];

4.3.4	prosecuting or defending litigation in a manner consistent with any applicable requirements of this Agreement; or
4.3.5

subject to Sections 4.4 and 4.5, complying with applicable Laws (including the rules and regulations of the Securities and Exchange Commission or any national securities exchange) and with judicial process, if in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party. Confidential Information that is disclosed in accordance with this Section 4.3 shall remain otherwise subject to the confidentiality and non-use provisions of this Article 4 except to the extent that such permitted disclosure results in a public disclosure of such information (otherwise than by breach of this Agreement).

4.4

Required Disclosure.  Where reasonably possible and subject to Section 4.5, if a Party is required by judicial or administrative process to disclose Confidential Information that is subject to the non-disclosure provisions of this Article 4, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations.  The Party disclosing Confidential Information of the other Party pursuant to applicable Laws or court order shall take reasonable steps, including obtaining an order of confidentiality if possible, to ensure the continued confidential treatment of such Confidential Information.  The Receiving Party shall furnish only that portion of the Confidential Information which it is advised by counsel is legally required whether or not a protective order or other similar order is obtained.  Confidential Information that is disclosed in accordance with this Section 4.4 shall remain otherwise subject to the confidentiality and non-use provisions of this Article 4 except to the extent that such permitted disclosure results in a public disclosure of such information (otherwise than by breach of this Agreement).

4.5

Securities Filings. In the event either Party proposes to file with the Securities and Exchange Commission, or the securities regulators of any state or other jurisdiction, a registration statement or any other disclosure document which describes or refers to this Agreement under the Securities Act of 1933, as amended, the Securities Exchange Act, of 1934, as amended, or any other applicable securities Laws, the Party shall notify the other Party of such intention and shall provide such other Party with a copy of relevant portions of the proposed filing not less than [**] prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), including any exhibits thereto relating to the Agreement, and shall use reasonable efforts to obtain confidential treatment of any information concerning the Agreement that such other Party requests be kept confidential, and shall only disclose Confidential Information which it is advised by counsel is legally required to be disclosed.  No such notice shall be required under this Section 4.5 if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by either Party hereunder in accordance with this Section or the disclosure has otherwise been approved by the other Party.

4.6

Terms of Agreement. The existence and the terms and conditions of the Agreement that the Parties have not specifically agreed to disclose pursuant to Section 4.5 or 4.8 shall be considered Confidential Information of both Parties.  Either Party may disclose such terms to a bona fide investor, investment banker, acquiror, merger partner or other potential financial partner, and their attorneys and agents, provided that each such Person to whom such information is to be disclosed is informed of the confidential nature of such information and has entered into a written agreement with the Party requiring such Person to keep such information confidential.

4.7	Publication.
4.7.1

By Arvinas.  Arvinas shall have no right to publish any results of the Research Program without the prior written consent of Bayer, provided that no such consent shall be required with respect to any publication of PROTAC Improvement IP that does not include any Confidential Information of Bayer.  Bayer acknowledges Arvinas’ desire to use genericized results included within the Collaboration IP to promote interest in and use of PROTAC Background IP and shall discuss in good faith the possible permitted disclosure of such information.

4.7.2

By Bayer.  Bayer shall have the right to make publications relating to the Research Program, Collaboration Compounds and Products solely to the extent relating to a Collaboration Compound or Product for which Bayer retains its License hereunder and can exercise such License in accordance with Section 3.1.5, provided that Bayer shall not have the right to publish Arvinas Confidential Information relating to PROTAC Background IP or PROTAC Improvement IP without Arvinas’ prior consent, which shall not be unreasonably withheld or delayed. Once any such abstract or manuscript is accepted for publication, Bayer shall use reasonable efforts to provide Arvinas with a copy of the final version of the manuscript or abstract.

4.7.3

General.  For clarification, this Section 4.7 shall not apply with respect to the use and disclosure of Confidential Information as specifically provided for in other Sections of this Article 4 (i.e., a disclosure expressly permitted and made in accordance with another Section of this Article 4 shall not be subject to this Section 4.7).  In addition, the Parties agree that it shall not be unreasonable for either Party to withhold its consent to any disclosure as provided above in order to ensure that there is sufficient opportunity to file patent applications on relevant inventions in accordance with the provisions of Section 7.2 or 7.3 prior to any such disclosure.

4.8

Publicity/Use of Names.  Neither Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except for those disclosures expressly authorized under this Article 4 or as permitted with respect to the trademark “PROTAC®” under Section 3.1.6. Following execution of this Agreement, either Party may issue a press release announcing the existence of this Agreement in form and substance agreed to in writing by both Parties, such agreement to not be unreasonably withheld or delayed. Each Party agrees not to issue any other press release or other public statement disclosing other information relating to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided that Arvinas agrees that it shall be deemed reasonable for Bayer to withhold its consent for the disclosure of any information related to a Reserved Target or Collaboration Target or a specific Collaboration Compound or the amount of any payment made or to be made under this Agreement; and provided further that any disclosure which is required by Law or the rules of a securities exchange, as reasonably advised by the disclosing Party’s counsel, may be made subject to the following.  Each Party agrees to provide to the other Party a copy of any public announcement regarding this Agreement or the subject matter thereof as soon as reasonably practicable under the circumstances prior to its scheduled release.  Except under extraordinary circumstances or to the extent any such advance notice or notice period is not consistent with applicable Law, each Party shall provide the other with an advance copy of any such announcement at least [**] prior to its scheduled release.  Each Party shall have the right to expeditiously review and recommend changes to any such announcement and, except as otherwise required by Law, the Party whose announcement has been reviewed shall remove any information the reviewing Party reasonably deems to be inappropriate for disclosure.  The contents of any announcement or similar publicity which has been reviewed and approved by the reviewing Party can be re-released by either Party without a requirement for re-approval. In addition, except to the extent required by Laws in connection with patent enforcement activities conducted in accordance with Article 7, Bayer shall not use the name “Yale” or “Yale University,” nor any variation or adaptation thereof, nor any trademark, trade name or other designation owned by Yale University, nor the names of any of its trustees, officers, faculty, students, employees or agents, for any purpose without the prior written consent of Yale University in each instance, such consent to be granted or withheld by Yale University in its sole discretion, except that Bayer may state that it has sublicensed from Yale University one or more of the patents or applications comprising the Yale Licensed Patents.

4.9

Injunctive Relief.  The Parties hereto understand and agree that remedies at law may be inadequate to protect against any breach of any of the provisions of this Article 4 by either Party or their employees, agents, officers or directors or any other Person acting in concert with it or on its behalf.  Accordingly and notwithstanding Section 10.7, each Party shall be entitled to seek injunctive relief by a court of competent jurisdiction against any action that constitutes any such breach of this Article 4.

Article 5   PAYMENTS; ROYALTIES AND REPORTS

5.1

Upfront Fee. In partial consideration for the access to the Licensed IP and the rights granted hereunder to Develop and Commercialize Collaboration Compounds generated through the use of Arvinas’ Technology relating to PROTACs, Bayer shall pay Arvinas an upfront, [**] fee of Seventeen Million Five Hundred Thousand US Dollars (US$17,500,000), due and payable within thirty (30) days following Bayer’s receipt of an invoice therefor, which invoice shall be issued on or after the Effective Date in accordance with Section 5.7.

5.2

Research Funding. The funding for the Research Program to be provided in accordance with Section 2.3.2 shall be payable to Arvinas as set forth below, provided that any excess funding that is to be provided in any Research Program Year, as mutually agreed by the Parties in writing, shall be invoiced in accordance with any corresponding mutually agreed payment schedule, and shall be due and payable within [**] following Bayer’s receipt of invoice therefor issued in accordance with Section 5.7. An initial, [**] research funding payment of One Million Five Hundred Thousand US Dollars (US$1,500,000) shall be due and payable within [**] following Bayer’s receipt of an invoice therefor, which invoice shall be issued on or after the Effective Date in accordance with Section 5.7, and which payment shall be applied to the first Research Program Year.  Thereafter, on each of January 1, 2020, 2021 and 2022, a non-refundable research funding payment of Three Million US Dollars (US$3,000,000) shall be due, payable within [**] following Bayer’s receipt of an invoice therefor, which invoice shall be issued in accordance with Section 5.7, with a final non-refundable research funding payment of One Million Five Hundred Thousand US Dollars (US$1,500,000) to be due on January 1, 2023 and payable within [**] following Bayer’s receipt of an invoice therefor, which invoice shall be issued in accordance with Section 5.7, and which payment shall be applied to the fourth Research Program Year.   Each Three Million US Dollar payment referenced above shall be applied fifty percent (50%) to the Research Program Year in which it is invoiced and fifty percent (50%) to the following Research Program Year, unless otherwise agreed in writing by the Parties.

5.3

Milestone Payments. For each Collaboration Target, in consideration of the access to the Licensed IP and the rights granted hereunder to Develop and Commercialize Collaboration Compounds generated through the use of Arvinas’ Technology relating to PROTACs, subject to the terms and conditions of this Agreement, Bayer shall pay to Arvinas the following milestone payments if and when achieved for such Collaboration Target.  Such milestone payments shall be payable by Bayer to Arvinas, one time only per Collaboration Target, after the first achievement of each specified milestone event by Arvinas or by Bayer or its Related Parties, as applicable, for each relevant Collaboration Target and related Collaboration Compound or Product, as applicable, to reach the specified milestone event.  In connection with Sections 5.3.1 through 5.3.8 below, Bayer shall provide written notice to Arvinas of the achievement of each such milestone event within [**] of achievement thereof, indicating the relevant Collaboration Compound or Product and Collaboration Target.  In connection with Sections 5.3.9 through 5.3.11 below, Bayer shall provide written notice to Arvinas of the achievement of each such milestone event within [**] of the close of the relevant Calendar Quarter in which such event occurred, indicating the relevant Product and Collaboration Target.  Payment for any such amount shall be made within [**] of Bayer’s receipt of a corresponding invoice from Arvinas that is issued in accordance with Section 5.7.

5.3.1	[**] US Dollars (US$[**]);
5.3.2	[**] US Dollars (US$[**]);
5.3.3	[**] US Dollars (US$[**]);
5.3.4	[**] US Dollars (US$[**]);
5.3.5	[**] US Dollars (US$[**]);
5.3.6	[**] US Dollars (US$[**]);
5.3.7	[**] US Dollars (US$[**]);
5.3.8	[**] US Dollars (US$[**]);
5.3.9	First Calendar Year in which the aggregate Net Sales of Products in the Territory in such Calendar Year equal [**] US Dollars (US$[**]) or more: [**] US Dollars (US$[**]);
5.3.10	First Calendar Year in which the aggregate Net Sales of Products in the Territory in such Calendar Year equal [**] US Dollars (US$[**]) or more: [**] US Dollars (US$[**]); and
5.3.11	First Calendar Year in which the aggregate Net Sales of Products in the Territory in such Calendar Year equal [**] US Dollars (US$[**]) or more: [**] US Dollars (US$[**]).

For clarity, each of the foregoing milestone payments shall be payable only once per Collaboration Target, upon the initial achievement of such milestone event with respect to such Collaboration Target, and no amounts shall be due hereunder for any subsequent or repeated achievement of such milestone with respect to such Collaboration Target or any relevant Product.  Upon achievement of any milestone 5.3.4 or 5.3.5 and any of milestones 5.3.6, 5.3.7 or 5.3.8 for a Collaboration Target without payment of any of the prior milestones 5.3.3 through 5.3.5 for such Collaboration Target, such prior milestone payment(s) shall also become due if not already paid.

5.4	Royalties.
5.4.1	Royalties Payable by Bayer. Subject to the terms and conditions of this Agreement, Bayer shall pay Arvinas royalties, calculated on a Product-by-Product basis, as set forth in this Section 5.4.
(a)

Patent Royalties.  Bayer shall pay Arvinas royalties in an amount equal to the applicable percentage of Net Sales of the relevant Product by Bayer or its Related Parties in the applicable Calendar Year of the applicable Royalty Period as stated below, provided that the sale of such Product is Covered by a Valid Patent Claim in the country of sale:

(i)	[**] percent ([**]%) of Net Sales in the Territory in each Calendar Year up to and including [**] US Dollars (US$[**]);
(ii)	[**] percent ([**]%) of Net Sales in the Territory in each Calendar Year for the portion of Net Sales exceeding [**] US Dollars (US$[**]) up to and including [**] US Dollars (US$[**]);
(iii)	[**] percent ([**]%) of Net Sales in the Territory in each Calendar Year for the portion of Net Sales exceeding [**] US Dollars (US$[**]) up to and including [**] US Dollars (US$[**]); and
(iv)	[**] percent ([**]%) of Net Sales in the Territory in each Calendar Year for the portion of Net Sales exceeding [**] US Dollars (US$[**]).
(b)

Know-How Royalty.  In countries in which the sale of the relevant Product by Bayer or its Related Parties is not Covered by a Valid Patent Claim in the country of sale, Bayer shall pay Arvinas royalties as a percentage of Net Sales of the relevant Product by Bayer or its Related Parties in the applicable Calendar Year of the applicable Royalty Period at royalty rates that shall be set at [**] percent ([**]%) of the royalty rate applicable at the relevant time determined according to 5.4.1(a)(i)  through (iv).

(c)

Royalty Period.  For clarity, royalty tiers pursuant to Section 5.4.1(a) and (b) shall be calculated based on aggregate Net Sales of each Product in the applicable Calendar Year of the applicable Royalty Period.  Royalties on each Product at the rates set forth above shall continue on a country-by-country basis until the expiration of the later of: (i) the last-to-expire Valid Patent Claim that Covers the manufacture, use or sale of the relevant Product; or (ii) a period of ten (10) years after First Commercial Sale of such Product in such country (the “Royalty Period”).  Upon expiration of the Royalty Period with respect to any Product in any country, subject to fulfillment of all relevant royalty and milestone payment obligations hereunder, Bayer shall have a fully paid-up, perpetual and irrevocable right to continue to make, use and sell such Product in such country. For the avoidance of doubt, any relevant License in any country and for any Product shall survive the expiration of the relevant Royalty Period, unless otherwise terminated in accordance with this Agreement, and any such expiration of a Royalty Period shall not limit Bayer’s right to continue to Develop and Commercialize the relevant Product in the relevant country under any continuing License.

(d)	Conditions. All royalties are subject to the following conditions:
(i)	that only one royalty shall be due with respect to each unit of Product sold, regardless of the number of Valid Patent Claims Covering such Product;
(ii)

that no royalties shall be due upon the sale or other transfer among Bayer or its Related Parties, but in such cases the royalty shall be due and calculated upon Bayer’s or its Related Party’s Net Sales to the first independent Third Party;

(iii)	no royalties shall accrue on the sale or other disposition of Products by Bayer or its Related Parties for use in a Clinical Trial; and
(iv)

no royalties shall accrue on the disposition of Products by Bayer or its Related Parties as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies for a non-commercial purpose).

5.4.2	Royalty Reductions.
(a)

Compulsory Licenses.  If a compulsory license is required to be granted by Bayer to a Third Party with respect to any Product in any country in the Territory with a royalty rate payable to Bayer with respect to sales of such Product that is lower than the effective royalty rate for such Product provided by Section 5.4.1, after application of any permitted credits or reductions pursuant to Section 5.4.2(b) or 5.4.2(c), then the royalty rate to be paid by Bayer on Net Sales in that country under Section 5.4.1 with respect to such Product shall be reduced to the rate paid by the compulsory licensee to Bayer with respect to such Product.

(b)	Third Party Licenses.
(i)

In the event that one or more patent licenses from other Third Parties are required, or reasonably deemed necessary or useful, in each case as determined by Bayer or its Related Parties in their sole discretion, and are obtained by Bayer or its Related Parties in order to use or practice PROTAC Background IP or PROTAC Improvement IP in order to Develop, Manufacture, Commercialize, use or otherwise exploit any Collaboration Compound or Product under a License as permitted hereunder (hereinafter “Third Party Patent Licenses”), [**] percent ([**]%) of the consideration actually paid under such Third Party Patent Licenses by Bayer or its Related Parties with respect to such Collaboration Compound or Product in a country with respect to any Calendar Quarter shall be creditable against the royalty payments due to Arvinas from Bayer hereunder with respect to the sale of such Collaboration Compound or Product in such country with respect to such Calendar Quarter; provided, however, that in no event shall the rate of the royalties payable by Bayer to Arvinas in accordance with Section 5.4.1 with respect to the sale of Collaboration Compound or Product in a particular country be reduced pursuant to this Section 5.4.2(b) below [**] percent ([**]%) of the amount otherwise payable under Section 5.4.1(a) or Section 5.4.1(b), as applicable (and for clarity without the application of any permitted reduction pursuant to Section 5.4.2(c)).

(ii)

In the event that the Yale Agreement is terminated, and thereafter, notwithstanding such termination, Bayer retains its sublicense hereunder to the Yale Licensed Patents granted pursuant to Section 3.1.1 or enters into a direct license agreement with Yale for such continued right, Bayer shall have the right to credit [**] percent ([**]%) of the royalty payments actually paid by Bayer or its Related Parties to Yale during a certain Calendar Quarter in connection with Bayer’s or such Related Party’s Development, Manufacture, Commercialization, use or other exploitation of any Collaboration Compound or Product under a License as permitted hereunder against the royalty payments due to Arvinas during such same Calendar Quarter under Section 5.4.1(a) or Section 5.4.1(b), as applicable.

(c)

Market Entry of a Generic Version. Upon the first commercial sale of a Generic Version of a Product in a particular country in the Territory during the applicable Royalty Period, the following shall apply:  if the aggregate unit sales of all Generic Version(s) in such country over a period of [**] (“Market Share Period”) exceed [**] percent ([**]%) of the sum total unit sales of such Product and all Generic Version(s) (i.e., based on unit volume market share) in such country during such Market Share Period, then beginning in the first [**] after such Market Share Period, Bayer shall have the right to reduce any royalties payable in such country under Section 5.4.1 above by [**] percent ([**]%). Such unit sales volume will be based on data from IMS Health or another data service acceptable to both Parties.  As necessary, appropriate payment adjustments or true-ups shall be made in the case, for example, where there is a delay in the availability of the applicable IMS Health or other volume data.

(d)

Limits.  Notwithstanding any other provision of this Agreement, in no event shall the rate of the royalties payable by Bayer to Arvinas in accordance with this Agreement with respect to the sale of any Collaboration Compound or Product in a particular country during the Royalty Period be reduced below [**] percent ([**]%).

5.5

No Adjustment for Arvinas Third Party Agreements. Arvinas shall be solely responsible for (i) all obligations (including any royalty, milestone or other obligations that relate to PROTAC Background IP or PROTAC Improvement IP) under its agreements with Third Parties that are in effect as of the Effective Date or any relevant agreement with an Affiliate or Third Party that Arvinas may enter into during the term of this Agreement, and (ii) all payments to inventors of Licensed IP, including payments under inventorship compensation laws, that may arise in connection with any permitted use or license of any such PROTAC Improvement IP under this Agreement, provided that Arvinas shall have no such obligation with respect to payments to inventors of PROTAC Improvement IP who are employees or representatives of Bayer or its Affiliates, or of a Third Party acting on behalf of Bayer or its Affiliates.

5.6

Reports; Payment of Royalty.  During the term of this Agreement following the First Commercial Sale of a Product, Bayer shall furnish to Arvinas a quarterly written report for each Calendar Quarter showing, by Product and by country, the Net Sales of each Product subject to royalty payments sold by Bayer and its Related Parties in the Territory during the reporting period and the royalties payable under this Agreement.  Reports shall be due on the [**] following the end of each Calendar Quarter.  Royalties shown to have accrued by each royalty report shall be due and payable within [**] after Bayer’s receipt of an invoice from Arvinas.  Reports of any relevant withholding taxes shall be made in accordance with Section 5.11.

5.7

Invoicing; Method of Payment. Invoices must include the appropriate Bayer Purchase Order (PO) number (if provided by Bayer to Arvinas), reference to this Agreement and type of payment due, itemized description of work completed if applicable, amount owed, and name and address to which the payment is to be sent as well as such other information as may be reasonably required by Bayer.

All invoices shall be clearly marked “INVOICE” and sent to:

Bayer AG

[**]

Alternatively, each invoice for payment may be sent electronically in portable document format (pdf) via email without electronic signature (“pdf-invoicing”), thus replacing a corresponding paper form. Upon Arvinas request Bayer will provide a declaration of consent for electronic invoicing together with further procedural information.

Should Bayer dispute in good faith the nature or basis of any charges contained in any invoice submitted by Arvinas hereunder, Bayer shall promptly provide written notice to Arvinas setting forth the reason for the dispute, which the Parties shall attempt to resolve in good faith in accordance with Section 10.7.  The obligation to make payment of any amount disputed in good faith as set forth above shall be suspended until the Parties resolve such dispute, provided that such good faith resolution efforts are continuing.  Payment by Bayer shall not result in a waiver of any of its rights under this Agreement. Each payment hereunder shall be made by electronic transfer in immediately available funds via either back wire transfer, an ACH (automated clearing house) mechanism or any other means of electronic funds transfer, at Bayer’s election, to the bank account as set forth below or as designated by Arvinas in writing to Bayer at least [**] prior the relevant payment date:

Bank Name:	[**]
Beneficiary Account Number:	[**]
Beneficiary Account Name:	[**]
International SWIFT BIC:	[**]
ABA/Routing Number:	[**]

5.8	Audits.
5.8.1

Bayer shall keep, and shall require its Related Parties to keep, complete and accurate records in sufficient detail to enable the amounts payable hereunder to be determined. Upon [**] written request of Arvinas and not more than [**] and [**] for each reporting period, Bayer and its Related Parties shall permit an internationally recognized independent certified public accounting firm or chartered accountant selected by Arvinas and reasonably acceptable to Bayer, at Arvinas’ expense, to have access during normal business hours to such of the records of Bayer and its Related Parties as may be reasonably necessary to verify the accuracy of the reports and notices under this Article 5 for any Calendar Year ending not more than [**] prior to the date of such request.  The accounting firm shall disclose to Arvinas only whether the reports are correct or incorrect, and whether any milestone event notifications have not been properly made, and the amount of any discrepancy.  No other information shall be provided to Arvinas.

5.8.2

If such accounting firm correctly identifies a discrepancy made during such period, Bayer shall pay to Arvinas the amount of any underpayment discrepancy, plus any interest due as set forth in Section 5.13, within [**] of the date Arvinas delivers to Bayer such accounting firm’s written report so correctly concluding, or as otherwise agreed upon by the Parties.  The fees charged by such accounting firm shall be paid by Arvinas; provided, however, that if such audit uncovers an underpayment of royalties by Bayer that exceeds [**] percent ([**]%) of the total royalties owed for the relevant period, then the fees of such accounting firm shall be paid by Bayer. If such accounting firm concludes that Bayer overpaid royalties to Arvinas, then Arvinas shall refund such overpayments to Bayer, within [**] of the date Arvinas receives such accountant’s report or, if such overpayment is more than [**] US dollars, then Arvinas and Bayer shall mutually agree on mechanism for such refund, which mechanism may include a credit against any future payment by Bayer to Arvinas or a repayment schedule.

5.8.3

Bayer shall include, or cause to be included, in each sublicense granted pursuant to this Agreement a provision requiring the relevant Related Party to make reports to Bayer, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Arvinas’ independent accountant to the same extent required of Bayer under this Agreement.

5.8.4

Arvinas shall treat all financial information subject to review under this Section 5.8 or under any relevant sublicense agreement in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with Bayer or its Related Parties obligating it to retain all such information in confidence pursuant to such confidentiality agreement.

5.9

Payment Exchange Rate.  All payments to be made by Bayer to Arvinas under this Agreement shall be made in United States dollars and may be paid by check made to the order of Arvinas or bank wire transfer in immediately available funds to such bank account in the United States as may be designated in writing by Arvinas from time to time.  In the case of sales outside the United States, the rate of exchange to be used in computing the monthly amount of currency equivalent in United States dollars due Arvinas shall be made at the monthly rate of exchange utilized by Bayer in its worldwide accounting system.

5.10

Value Added Tax. All agreed remuneration under this Agreement is considered to be net of value added tax (“VAT”). VAT shall apply additionally to the extent legally owed; payable by Bayer after receipt of a proper invoice which meets all legal requirements according to the applicable VAT laws.

5.11

Withholding Taxes. Arvinas shall be liable for any and all taxes, duties and other levies applied by a government of any country of the Territory on payments made by Bayer to Arvinas under this Agreement. In the event that any payments due to Arvinas are subject to withholding tax required by applicable Law to be paid to the taxing authority of any foreign country, Bayer may deduct the amount of such tax from the applicable payment otherwise payable to Arvinas. Any such withheld tax shall be treated as having been paid by Bayer to Arvinas for all purposes of this Agreement. In such event, Bayer shall, on a timely basis, notify Arvinas of such obligation, pay the taxes to the proper taxing authority and send evidence of the obligation together with proof of payment thereof to Arvinas following that payment. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect. In the event that Bayer cannot deduct the withholding tax due to any mutually agreed fulfilment of a Bayer payment obligation by settlement or by set-off, Arvinas shall pay the withholding tax to Bayer separately. If Bayer failed to deduct withholding tax but is still required by tax law to pay withholding tax on account of Arvinas to the tax authorities, Arvinas shall reasonably assist Bayer with regard to all procedures required in order to obtain reimbursement by tax authorities or, in the event that the tax authorities will not reimburse the withholding tax to Bayer, Arvinas shall promptly refund the tax amount.

5.12

Blocked Currency. If by applicable Law or fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, royalties accrued in that country shall be paid to Arvinas in the country in local currency by deposit in a local bank designated by Arvinas, unless the Parties otherwise agree in writing.

5.13

Interest Due. Any payments due under this Agreement shall be due on such date as specified in this Agreement. Any failure by Bayer to make a payment within [**] after the date when due shall obligate Bayer to pay interest on the due payment to Arvinas. The interest period shall commence on the due date (inclusive) and end on the payment date (exclusive). Interest shall be calculated based on the actual number of days in the interest period divided by 360. The interest rate per annum shall be equal to the [**], or shall be equal to the [**], whatever is lower. In case the [**] as agreed by the Parties shall be used instead.

Article 6 REPRESENTATIONS AND WARRANTIES

6.1	Representations and Warranties of Each Party. Each Party represents and warrants to the other Party that, as of the Effective Date:
6.1.1	it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;
6.1.2	it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;
6.1.3	this Agreement has been duly executed by it and is legally binding upon it, enforceable in accordance with its terms; and
6.1.4

the execution, delivery and performance of this agreement by such Party and its compliance with the provisions hereof does not and will not conflict with or result in any breach or default under any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

6.2	Arvinas Representations and Warranties. Arvinas represents and warrants to Bayer that, as of the Effective Date:
6.2.1	Schedule 1.8 sets forth a true and complete list of all Arvinas Patent Rights Controlled by Arvinas or any of its Affiliates that relate to PROTAC Background IP;
6.2.2

[**], the Arvinas Patent Rights exist and are not invalid or unenforceable, in whole or in part and, as of the Effective Date, no Third Party (a) is infringing any Arvinas Patent Right or (b) has challenged or threatened to challenge the inventorship, ownership, Arvinas’ right to use, scope, validity or enforceability of any Arvinas Patent Right (including by way of example, through the institution of interference, derivation, post-grant review, opposition, nullity or similar invalidity proceeding before the United States Patent and Trademark Office or any  analogous foreign governmental authority);

6.2.3

it has the full right, power and authority to grant the licenses granted under Article 3 and it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Licensed IP in any manner that conflicts with the rights granted to Bayer hereunder;

6.2.4	it has complied with all applicable Laws, including any disclosure requirements, in connection with filing, prosecution and maintenance of the Arvinas Patent Rights;

6.2.5

it has obtained from all inventors of any Licensed IP owned by Arvinas, existing as of the Effective Date, valid and enforceable agreements assigning to Arvinas each such inventor’s right title and interest in and to all such Licensed IP;

6.2.6

[**], it is the sole and exclusive owner or licensee (from its licensor) of the Licensed IP, all of which are (and shall be, in the case of Arvinas Collaboration IP and Arvinas’ rights in Joint Collaboration IP) free and clear of any liens, charges and encumbrances, except for liens, charges and encumbrances imposed under that certain (a) Loan Agreement by Connecticut Innovations, Incorporated (“CII”) and Arvinas dated as of August 20, 2013 and that certain Security Agreement between CII and Arvinas dated as of August 20, 2013 that was entered into in connection with such Loan Agreement, and (b) Assistance Agreement by and between the State of Connecticut acting by the Department of Economic and Community Development (the “DECD”) and Arvinas dated January 24, 2014 and that certain Security Agreement by and between Arvinas and the DECD dated as of January 24, 2014 that was entered into in connection with such Assistance Agreement;

6.2.7

[**], the practice by Arvinas of the Licensed IP (and for clarity not in conjunction with any specified target) in the performance of the Research Program will not interfere with or infringe any intellectual property rights owned or possessed by any Third Party;

6.2.8

[**], the exercise of the licenses granted to Bayer under the Licensed IP, including the Development, Manufacture, use, and Commercialization of Collaboration Compounds and Products, will not interfere with or infringe any intellectual property rights owned or possessed by any Third Party; and

6.2.9

there are no (a) claims, demands, suits, proceedings, arbitrations, inquiries, investigations or other legal actions of any nature, civil, criminal, regulatory or otherwise, pending or to the best knowledge of Arvinas, threatened against Arvinas or (b) judgments or settlements against or owed by Arvinas, for (a) and (b), relating to the Licensed IP.

Article 7   IP PROVISIONS

7.1

Inventorship and Ownership. The Parties agree that the United States federal patent law on inventorship shall determine the inventorship of any invention and the names of the inventors on any patent filings, whether sole or joint inventions, which arise in connection with activities conducted pursuant to this Agreement.

7.1.1

PROTAC Background IP.  Arvinas shall own (or control through licenses from Third Parties) all PROTAC Background IP, even if used to support the aims of the Research Program (e.g., generation of new Connectors).  Nothing in this Agreement shall be deemed to grant Bayer any rights to own, use or access any PROTAC Background IP or other Patent Rights or other Technology of Arvinas other than as expressly provided in this Agreement.

7.1.2

Bayer Technology.  Bayer shall own (or control through licenses from Third Parties) all Bayer Technology and, subject to the provisions of this Agreement regarding Collaboration Compound IP, all other Technology of Bayer, whether existing as of the Effective Date or identified or developed during the term of this Agreement or thereafter, made or developed independently by Bayer outside the scope of the Research Program, even if used to support the aims of the Research Program, with the exception of any PROTAC Improvement IP developed by Bayer in the course of the research or development of one or more Collaboration Compounds or Products in the Territory in accordance with the licenses granted under this Agreement that is to be owned by Arvinas as provided in Section 7.1.4 and that, for clarity, is not Sole Bayer PROTAC Improvement IP (with respect to which rights of the Parties shall be governed by Sections 7.1.4(b) and (c)).  Nothing in this Agreement shall be deemed to grant Arvinas any rights to own, use or access any Bayer Technology or other Patent Rights or other Technology of Bayer other than as expressly provided in this Agreement.

7.1.3

Bayer Compounds. With respect to Bayer Compounds within Bayer Technology and other Bayer Compounds that are derivatives, modifications or improvements thereof made by or on behalf of either Party in the course of performance of the Research Program (including any such Bayer Compound used as or contained or incorporated into a Targeting Compound, but excluding any Connector or Ligand contained in any such derivative, modification or improvement), Bayer shall own all right, title and interest in and to such Bayer Compounds, provided that, notwithstanding such Bayer ownership, with respect to any derivative of, modification of or improvement to any Bayer Compound that is made solely or jointly by Arvinas in the course of performance of the Research Program, Bayer shall not have the right to make, use or sell any such Bayer Compound in connection with the Development or Commercialization of any pharmacologically-active agent whose primary mechanism of action is, by design, directed to any target other than a Collaboration Target, unless otherwise agreed in writing by Arvinas, such agreement to not be unreasonably withheld. Arvinas agrees that it will not withhold its agreement if it is not, by contractual obligations with Third Parties, legally prevented from providing its consent. Nothing in this Agreement shall be deemed to grant Arvinas any rights to own, use or access any Bayer Compounds or related Patent Rights other than as expressly provided herein.

7.1.4

PROTAC Improvement IP.  Subject to Section 7.1.4(b) and to Section 7.2.5, Arvinas shall solely own all PROTAC Improvement IP and shall own all Patent Rights filed thereon.  Nothing in this Agreement shall be deemed to grant Bayer any rights to own, use or access any PROTAC Improvement IP or related Patent Rights other than as expressly provided in this Agreement.

(a)	Arvinas’ rights to PROTAC Improvement IP shall be subject to Sections 2.8, 7.1.4(c) and 7.2.5, and any licenses expressly granted to Bayer pursuant to Article 3.
(b)

Any PROTAC Improvement IP invented solely by Bayer or its Affiliates or a Third Party acting on behalf of Bayer or its Affiliates (“Sole Bayer PROTAC Improvement IP”) shall remain owned by Bayer, subject to a non-exclusive, worldwide, perpetual, fully paid license to Arvinas, which for clarity shall be subject to the limitations set forth in Section 7.1.4(c). Bayer shall be solely responsible for all payments to inventors of Sole Bayer PROTAC Improvement IP, including payments under inventorship compensation laws, that may arise in connection with such license to Arvinas. Notwithstanding Bayer’s sole ownership of Sole Bayer PROTAC Improvement IP, Bayer agrees (i) that it shall have no right to sublicense Sole Bayer PROTAC Improvement IP except in connection with a license of rights to a related Bayer product, including for the avoidance of doubt, for the joint research, development, manufacture and commercialization of a Bayer product in collaboration with a Third Party, and (ii) that Patent Rights shall be filed on Sole Bayer PROTAC Improvement IP solely as provided in Section 7.2.2.

(c)

Notwithstanding Arvinas’ sole ownership of PROTAC Improvement IP that is not Sole Bayer PROTAC Improvement IP as provided above, and the non-exclusive license to Arvinas granted in Section 7.1.4(b), Arvinas may utilize PROTAC Improvement IP, including Sole Bayer PROTAC Improvement IP, only for Arvinas’ internal programs or for programs conducted by or on behalf of Third Parties who license Arvinas’ protein degradation technology or related products, but not with respect to any Collaboration Target that is included under a License granted to Bayer under this Agreement that is in effect at the relevant time.

(d)

For clarity, any ownership by Arvinas of PROTAC Improvement IP shall not include or imply any rights to use any underlying Technology of Bayer, and any ownership by Bayer of Sole Bayer PROTAC Improvement IP shall not include or imply any rights to use any underlying Technology of Arvinas.

7.1.5	Collaboration IP and Collaboration Compound IP. The entire right, title and interest in:
(a)	Arvinas Collaboration IP shall be owned solely by Arvinas;
(b)	Bayer Collaboration IP shall be owned solely by Bayer;
(c)

Joint Collaboration IP shall be owned jointly by Arvinas and Bayer; provided that, subject to any Licenses granted to Bayer under this Agreement, and except for use in connection with performance of the Research Program, neither Party shall have the right to use or practice Joint Collaboration IP, or to grant licenses under its interest in Joint Collaboration IP or corresponding Joint Patent Rights (to be filed solely as provided in Section 7.2.4(b)), without the written consent of the other Party, such consent to not be unreasonably withheld or delayed; and

(d)

Collaboration Compound IP shall be owned solely by Bayer; provided that neither Party shall have any rights to use, practice or license any Collaboration Compound, Product, Collaboration Compound IP or Collaboration Compound Patent Rights other than in the course of performance of the Research Program or pursuant to a License granted under this Agreement or as otherwise expressly agreed by the Parties in writing. For clarity, Arvinas shall retain all right, title and interest in and to each Connector and each Ligand contained in any Collaboration Compound that is transferred to Bayer by Arvinas (the “Arvinas Components”), in part as to Arvinas Components that exist in combination with other material, and any transfer of Arvinas Components to Bayer under this Agreement shall be a bailment and shall not constitute a sale of Arvinas Components or a grant, option or license of any patent or other rights controlled by Arvinas, other than a license to Bayer to use the Arvinas Components in the practice of a license expressly granted under this Agreement. For the avoidance of doubt and unless expressly agreed otherwise in this Agreement, to the extent the Collaboration Compound IP incorporates any portion of the Bayer Technology, Bayer Collaboration IP or Sole Bayer PROTAC Improvement IP (the “Bayer Components”), Bayer shall retain the right to use any of these Bayer Components for any purposes and in connection with any target.

7.1.6

Employee/Representative Assignments.  Each Party shall maintain valid and enforceable agreements obligating all employees or representatives performing activities under or contemplated by this Agreement, to assign his/her interest in any invention conceived or reduced to practice in the course of such activities to the Party for which such employee or representative is providing his/her services. Each Party agrees to execute such documents, render such assistance, and take such other action as the other Party may reasonably request, to apply for, register, perfect, confirm, and protect the other Party’s rights in any Technology arising in the course of performance of this Agreement to be owned by the other Party pursuant to this Section 7.1.  For clarity, Bayer shall be solely responsible for all payments to inventors of any Licensed IP or Collaboration Compound IP who are employees or representatives of Bayer or its Affiliates, or of a Third Party acting on behalf of Bayer or its Affiliates, that may arise in connection with any permitted use or license of any such Licensed IP or Collaboration Compound IP under this Agreement and Arvinas shall be solely responsible for all payments to inventors of any Licensed IP or Collaboration Compound IP who are employees or representatives of Arvinas or its Affiliates, or of a Third Party acting on behalf of Arvinas or its Affiliates, that may arise in connection with any permitted use or license of any such Licensed IP or Collaboration Compound IP under this Agreement.

7.2	Disclosure; Prosecution and Maintenance of Patents.
7.2.1

Disclosure.  Subject to compliance with Section 2.5, Arvinas shall promptly disclose to Bayer in writing the development, conception or reduction to practice of inventions within the Collaboration Compound IP, Arvinas Collaboration IP, PROTAC Improvement IP, and Joint Collaboration IP.  Bayer shall promptly disclose to Arvinas in writing the development, conception or reduction to practice of inventions within Joint Collaboration IP and PROTAC Improvement IP and, to the extent arising in the course of performance of the Research Program, Collaboration Compound IP.  Patent Rights on any inventions within Collaboration IP, PROTAC Improvement IP and Collaboration Compound IP shall be Prosecuted and Maintained solely in accordance with this Article 7.

7.2.2

Prosecution and Maintenance of Patent Rights claiming PROTAC Background IP and PROTAC Improvement IP.  As between Bayer and Arvinas, Arvinas shall be responsible for the Prosecution and Maintenance of Patent Rights claiming PROTAC Background IP or PROTAC Improvement IP, and Arvinas shall be responsible for all costs incurred by Arvinas with respect to such Prosecution and Maintenance.  Arvinas shall appropriately consult with Bayer with respect to any such Prosecution or Maintenance to the extent relevant to Collaboration Compounds or Products exclusively licensed to Bayer under this Agreement. Notwithstanding the foregoing, no Patent Rights shall be filed on Sole Bayer PROTAC Improvement IP without mutual written agreement of the Parties, which written agreement shall address and govern ownership of and rights to Prosecute and Maintain and enforce such Patent Rights.

7.2.3

Prosecution and Maintenance of Patent Rights claiming Collaboration Compound IP.  Subject to Section 3.1.4, as between Bayer and Arvinas, Bayer shall own and be responsible for the Prosecution and Maintenance of Patent Rights claiming Collaboration Compound IP (“Collaboration Compound Patent Rights”), and Bayer shall be responsible for all costs incurred by Bayer with respect to such Prosecution and Maintenance.  Bayer shall appropriately consult with Arvinas with respect to any such Prosecution or Maintenance to the extent relevant to existing or potential patent filings on PROTAC Background IP or PROTAC Improvement IP.

7.2.4	Filing, Prosecution and Maintenance of Patent Rights claiming Other Collaboration IP.
(a)

Arvinas Collaboration IP.  Arvinas shall be responsible for the Prosecution  and Maintenance of Patent Rights claiming Arvinas Collaboration IP (“Arvinas Program Patent Rights”), and Arvinas shall be responsible for all costs incurred by Arvinas with respect to such Prosecution and Maintenance.  Arvinas shall appropriately consult with Bayer with respect to any such Prosecution or Maintenance to the extent relevant to Collaboration Compounds or Products exclusively licensed to Bayer under this Agreement. If Arvinas elects not to file Patent Rights on any Arvinas Collaboration IP in any country in the Territory, or elects to Prosecute or Maintain such Arvinas Program Patent Rights in some but not all countries in the Territory, Arvinas shall notify Bayer and Bayer shall have the right to Prosecute or Maintain such Arvinas Program Patent Rights in any or all countries in the Territory in which Arvinas has elected not to pursue such actions in Arvinas’ name and at Bayer’s expense, subject to Section 7.2.4(c).

(b)

Joint Collaboration IP.  With respect to Joint Collaboration IP, Bayer shall have the first right to Prosecute and Maintain patent applications within the Joint Patent Rights in the joint names of the Parties, at its own expense. Bayer may elect not to Prosecute or Maintain any such patent applications in any country in the Territory and if so, Bayer shall notify Arvinas and Arvinas shall have the right to Prosecute and Maintain such patent applications in the joint names of the Parties, at Arvinas’ own expense, in any or all countries in the Territory in which Bayer has elected not to Prosecute or Maintain such patent applications, subject to Section 7.2.4(c). Notwithstanding the foregoing, Patent Rights shall only be filed on Joint Collaboration IP as mutually agreed by the Parties in writing, which agreement shall address and govern rights to use, practice and license such Joint Patent Rights, such agreement to not be unreasonably withheld or delayed.

(c)

Consultation.  In each case with respect to Arvinas Program Patent Rights and Joint Patent Rights, the Prosecuting Party, as relevant (“Filing Party”) shall give the other Party an opportunity to review the text of any application before filing, shall consult with the non-Filing Party with respect thereto, and shall supply the non-Filing Party with a copy of the application as filed, together with notice of its filing date and serial number.  The Filing Party shall keep the non-Filing Party advised of the status of the actual and prospective patent filings and, upon the non-Filing Party’s request, shall provide advance copies of any papers related to the Prosecution or Maintenance of such patent filings.  The Filing Party shall regularly provide the other Party with copies of all material submissions and correspondence with the patent offices, in sufficient time to allow for review and comment by the non-Filing Party.  The Filing Party shall provide the non-Filing Party and its patent counsel with an opportunity to consult with the Filing Party and its patent counsel regarding the filing and contents of patent applications, amendments, submissions or responses, and the advice and suggestions of the non-Filing Party and its patent counsel shall be taken into consideration in good faith by the Filing Party and its patent counsel.  Each Filing Party shall pursue in good faith all reasonable claims and arguments requested by the non-Filing Party in the Prosecution of any Arvinas Program Patent Rights or Joint Patent Rights. Each Party agrees to execute and deliver, at the reasonable request and sole expense of the Filing Party all papers, instruments and assignments, and to perform any other reasonable acts as the Filing Party may require, in order for such Party to pursue relevant patent applications in accordance with this Section 7.2.4.  Each Party shall promptly give notice to the other Party of the grant, lapse, revocation, surrender, invalidation or abandonment of any Patent Rights for which such Party is responsible under this Section 7.2.4 for Prosecution and Maintenance.  With respect to all filings hereunder, the Filing Party (as of the relevant time such cost or expense is incurred) shall be responsible for payment of all costs and expenses related to such filings.

7.2.5

Procedures.  Notwithstanding any other provision hereof, each Party shall use all reasonable efforts to, in activities conducted in accordance with this Section 7.2, file Patent Rights claiming inventions in such a manner as to ensure that Collaboration Compounds and uses of Collaboration Compounds are not claimed in the same patent applications as those claiming either inventions within PROTAC Improvement IP or inventions that are applicable to PROTACs in general.  In the event that either Party reasonably believes that it cannot file such claims in separate filings, such Party shall consult with the other Party regarding such matter and cooperate in good faith with such other Party to effect a solution regarding ownership of and rights to any relevant Patent Rights claiming such mixed inventions consistent with the intent of the other relevant provisions of this Agreement.  In situations where, subject to compliance with the foregoing requirements, a patent application of mixed inventions claims PROTAC Improvement IP and Collaboration Compound IP (a “Mixed Application”), Bayer shall own any such Mixed Application. Bayer hereby grants to Arvinas an exclusive (even as to Bayer but subject to any relevant rights expressly granted to Bayer in Section 3.1), worldwide, perpetual, fully-paid license, with the right to sublicense, under such Mixed Applications to practice any PROTAC Improvement IP or Arvinas Collaboration IP specifically or generically claimed therein for Arvinas’ internal programs or in connection with programs conducted by or on behalf of Third Parties who license Arvinas’ protein degradation technology, but in all cases not with respect to any Collaboration Target that is included under a License granted under this Agreement at the relevant time.  For clarity, such license to Arvinas is exclusive only with respect to PROTAC Improvement IP and Arvinas Collaboration IP.  Prosecution, and Maintenance and enforcement of any such Mixed Applications shall be performed in accordance with Sections 7.2.4(b) and 7.5 as for Joint Collaboration IP and Joint Patent Rights.

7.3

Bayer Patent Rights. Bayer shall have the exclusive right, at its sole expense, to file, prosecute and maintain any and all Bayer Patent Rights.  Bayer shall also have the sole and exclusive right to enforce and defend the Bayer Patent Rights, including without limitation any interference, opposition, reissue or reexamination proceeding relating to Bayer Patent Rights and any infringement of Bayer Patent Rights.

7.4	Interference, Opposition, Reexamination and Reissue.
7.4.1

Arvinas shall, within [**] of any of its executive officers learning of such event, inform Bayer of any request for, or filing or declaration of, any interference, opposition, reissue or reexamination relating to Arvinas Patent Rights which Cover the Development or Commercialization of any Collaboration Compound or Product exclusively licensed by Bayer hereunder, to Collaboration Compound Patent Rights or to Joint Patent Rights.  Bayer shall, within [**] of any of its executive officers learning of such event, inform Arvinas of any request for, or filing or declaration of, any interference, opposition, reissue or reexamination relating to Arvinas Patent Rights which Cover the Development or Commercialization of any Collaboration Compound or Product exclusively licensed by Bayer hereunder, to Collaboration Compound Patent Rights or to Joint Patent Rights. Bayer and Arvinas shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding.  Bayer shall have the right to review and approve any submission to be made in connection with such proceeding.

7.4.2

Notwithstanding Section 7.2, Arvinas shall not initiate any reexamination, interference or reissue proceeding relating to Arvinas Patent Rights Covering the Development or Commercialization of any Collaboration Compound or Product exclusively licensed by Bayer hereunder or to Joint Patent Rights without the prior written consent of Bayer, which consent shall not be unreasonably withheld or delayed, and Bayer shall not initiate any reexamination, interference or reissue proceeding relating to Arvinas Patent Rights Covering the Development or Commercialization of any Collaboration Compound or Product exclusively licensed by Bayer hereunder, to Collaboration Compound Patent Rights having Arvinas representatives as inventors or to Joint Patent Rights without the prior written consent of Arvinas, which consent shall not be unreasonably withheld or delayed.

7.4.3

In connection with any interference, opposition, reissue, or reexamination proceeding relating to Arvinas Patent Rights, Collaboration Compound Patent Rights or Joint Patent Rights, Bayer and Arvinas shall cooperate fully and shall provide each other with any information or assistance that either may reasonably request. For Arvinas Patent Rights Covering the Development or Commercialization of any Collaboration Compound or Product exclusively licensed by Bayer hereunder, Collaboration Compound Patent Rights having Arvinas representatives as inventors or Joint Patent Rights, the responsible Party shall keep the other Party informed of developments in any such action or proceeding, including, to the extent permissible by applicable Laws, consultation and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto.

7.4.4

Arvinas shall bear the expense of any interference, opposition, reexamination, or reissue proceeding that Arvinas elects to Prosecute and Maintain as provided herein.  Bayer shall control and bear the expense of any interference, opposition, reexamination, or reissue proceeding that Bayer elects to Prosecute and Maintain as provided herein.

7.4.5

Regardless of which Party has the right to initiate and prosecute such action, both Parties shall, as soon as practicable after receiving notice of such action, convene and consult with each other regarding the appropriate course of conduct for such action.  The non-initiating Party shall have the right to be kept fully informed and participate in decisions regarding the appropriate course of conduct for such action, and the right to join and participate in such action.

7.5	Enforcement and Defense.
7.5.1

Each Party shall give the other Party notice of either (i) any infringement of Arvinas Patent Rights, Collaboration Compound Patent Rights or Joint Patent Rights, or (ii) any misappropriation or misuse of Licensed IP, in each case that is reasonably relevant to the Development or Commercialization of any Collaboration Compound or Product exclusively licensed by Bayer hereunder and that comes to such Party’s attention.  Bayer and Arvinas shall thereafter consult and cooperate fully to determine a course of action, including the commencement of legal action by either or both Bayer and Arvinas, to terminate any such infringement of Arvinas Patent Rights, Collaboration Compound Patent Rights, or Joint Patent Rights, or any such misappropriation or misuse of Licensed IP, subject to the provisions set forth below.

7.5.2

Except as provided under Section 7.6, Arvinas, upon notice to Bayer, shall have the first right to initiate and prosecute any such legal action at its own expense, or to control the defense of any declaratory judgment action, relating to Arvinas Patent Rights or other Licensed IP. Bayer shall have the right to join any such action initiated by Arvinas to the extent permissible by law.  With respect to any such legal action regarding an infringement of any Arvinas Patent Right that directly impacts any exclusive rights of Bayer hereunder regarding any Collaboration Compound or Product, if Arvinas does not initiate any such legal action, at least [**] prior to the deadline for bringing an action without resulting loss of rights, upon any written request by Bayer for Arvinas to do so following consultation in accordance with Section 7.5.1, Bayer shall have the right, but shall not be obligated, to bring an infringement action with respect to such infringement solely to the extent directly related to Bayer’s exclusive rights hereunder (i.e., not related to any PROTACs directed to any target other than a Collaboration Target) at its own expense, and under its own direction and control, or settle any such action, proceeding or dispute by license, subject to the following.  Arvinas shall have the right to participate and be represented in any such suit by its own counsel at its own expense, provided that Bayer shall retain overall responsibility for the prosecution of such suit or proceedings in such event.  No settlement of any such action or proceeding which restricts the scope, or adversely affects the enforceability, of an Arvinas Patent Right, or which could be reasonably expected to have a material adverse financial impact on Arvinas, may be entered into by Bayer without the prior written consent of Arvinas, which consent shall not be unreasonably withheld, delayed or conditioned.

7.5.3

Bayer, upon notice to Arvinas, shall have the right to initiate and prosecute any legal action at its own expense and in the name of Arvinas and Bayer, as applicable, or to control the defense of any declaratory judgment action, relating to Collaboration Compound Patent Rights or Joint Patent Rights.  Bayer shall promptly inform Arvinas if it elects not to exercise such right with respect to any Joint Patent Right and Arvinas shall thereafter, unless otherwise agreed by the Parties in writing, have the right to either initiate and prosecute such action or to control the defense of such declaratory judgment action with respect to such Joint Patent Right.  Each Party shall have the right to be represented by counsel of its own choice.  No settlement of any such action or proceeding which restricts the scope, or adversely affects the enforceability, of any Collaboration Compound Patent Right or Joint Patent Right, or which could reasonably be expected to have a material adverse financial impact on the other Party, may be entered into by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned.

7.5.4

For any action to terminate any infringement of Arvinas Patent Rights, Collaboration Compound Patent Rights or Joint Patent Rights, or any misappropriation or misuse of Licensed IP, in the event that a Party is unable to initiate or prosecute any such action permitted hereunder solely in its own name, the other Party shall join such action voluntarily and shall execute and cause its Affiliates to execute all documents necessary for such Party to initiate litigation to prosecute and maintain such action.  If Yale University is required to join as a party in such action, Arvinas shall use all reasonable efforts to cause Yale University to join and provide reasonable assistance. In connection with any action brought hereunder, Bayer and Arvinas shall cooperate fully and shall provide each other with any information or assistance that either may reasonably request.  The requesting Party shall reimburse the other Party for the documented external costs the other Party reasonably incurs in providing any such assistance as specifically requested in writing.  Each Party shall keep the other informed of developments in any action or proceeding, hereunder including, to the extent permissible by applicable Laws, consultation on and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto.

7.5.5

If either Party brings an action or proceeding under this Section 7.5 and subsequently ceases to pursue or withdraws from such action or proceeding, it shall promptly notify the other Party and the other Party may substitute itself for the withdrawing Party under the terms of this Section 7.5.

7.5.6

In the event that either Party exercises the rights conferred in this Section 7.5 and recovers any damages or other sums in such action, suit or proceeding or in settlement thereof, such damages or other sums recovered shall first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith, including attorneys’ fees.  Except as otherwise provided in this Section 7.5, each Party shall bear its own expenses with respect to any suit or other proceeding against an infringer.  If such recovery is insufficient to cover all out-of-pocket costs and expenses of both Parties, it shall be shared in proportion to the total of such costs and expenses incurred by each Party.  If after such reimbursement any funds shall remain from such damages or other sums recovered, such funds shall be divided as follows: (i) as to ordinary damages based on lost sales or profit, a) if Bayer is the Party bringing suit or bears [**]% of the out-of-pocket costs and expenses of Arvinas in such action, or if Arvinas is the Party bringing suit but Bayer has agreed as of the initiation of such action to bear [**] percent ([**]%) of the out-of-pocket costs and expenses incurred by Arvinas in connection therewith, Bayer shall retain such funds and Arvinas shall receive payment equivalent to royalty payments that would have been due to Arvinas under this Agreement had the infringing sales that Bayer lost to the infringer been made by Bayer in the Calendar Year in which the payment for damages or other settlement is received, c) and if Arvinas is the Party bringing suit and Bayer has not agreed as of the initiation of such action to bear [**] percent ([**]%) of the out‑of-pocket costs and expenses incurred by Arvinas in connection therewith, Arvinas shall retain [**] percent ([**]%) of such funds and provide [**] percent ([**]%) thereof to Bayer, and (ii) as to special or punitive damages, the Parties shall collect in proportion to the ordinary damages received, provided that Arvinas shall in any event receive at least [**] percent ([**]%) thereof.

7.5.7

Bayer acknowledges that, except for the obligation to provide reasonable assistance, at the request and expense of the relevant Party bringing suit, with respect to any actions relating to the Yale Licensed Patents, Yale University shall have no obligation to participate in any of the legal actions described in this Section 7.5 unless required to do so by applicable Laws.  If, in the reasonable opinion of both Bayer’s and Yale University’s respective counsel, Yale University is required to be a named party to any such suit for standing purposes, Bayer may join Yale University as a party; provided, however, that (i) Yale University shall not be the first named party in any such action, (ii) the pleadings and any public statements about the action shall state that the action is being pursued by Bayer and that Bayer has joined Yale University as a party; and (iii) Bayer shall keep Yale University reasonably apprised of all developments in any such action. However and in addition, Yale University shall have the right to participate in any such action through its own counsel and at its own expense.

7.5.8

Notwithstanding the foregoing, neither Bayer nor Arvinas shall have any right to take any action to enforce the Yale Licensed Patents in any of the low income countries listed on Schedule 7.5.8 where such action is intended to prevent the sale of products Covered by such Yale Licensed Patents in any such countries.  However, Bayer or Arvinas may take such action in any such country, provided that such action is intended to prevent the manufacturing, processing, packaging or holding (including storage) of products Covered by such Yale Licensed Patents for export to countries that are not countries listed on Schedule 7.5.8.

7.6

Patent Certification and Enforcement and Defense against Generic Applicant.  Arvinas shall inform Bayer of any certification reasonably relevant to the Development or Commercialization of any Collaboration Compound or Product exclusively licensed by Bayer hereunder regarding any Arvinas Patent Rights, Collaboration Compound Patent Right or Joint Patent Rights that it has received pursuant to either 21 U.S.C. §§355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions or any similar provisions in a country in the Territory other than the United States, and shall provide Bayer with a copy of such certification within [**] of receipt. Bayer shall inform Arvinas of any certification reasonably relevant to the Development or Commercialization of any Collaboration Compound or Product exclusively licensed by Bayer hereunder regarding any Arvinas Patent Rights or Joint Patent Rights that it has received pursuant to either 21 U.S.C. §§355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions or any similar provisions in a country in the Territory other than the United States, and shall provide Arvinas with a copy of such certification within [**] of receipt.  For countries in which there is no patent certification procedure or similar provision, each Party shall promptly give the other party notice of any Generic registration, marketing approval or launch activity relating to any Product exclusively licensed by Bayer hereunder regarding any Arvinas Patent Rights or Joint Patent Rights.   Arvinas’ and Bayer’s rights with respect to the initiation and prosecution of any legal action as a result of such certification or activity or any recovery obtained as a result of such legal action shall be as defined in Section 7.5; provided, however, that with respect to Arvinas Patent Rights, Bayer shall have the first right to initiate and prosecute any such action, at its own expense, and shall inform Arvinas of such decision within [**] of the notification or Bayer’s receipt of the certification, after which time Arvinas shall have the right to initiate and prosecute such action, at its own expense.  Regardless of which Party has the right to initiate and prosecute such action, both Parties shall, as soon as practicable after receiving notice of such certification or activity, convene and consult with each other regarding the appropriate course of conduct for such action.  The non-initiating Party shall have the right to be kept fully informed and participate in decisions regarding the appropriate course of conduct for such action, and the right to join and participate in such action.

7.7

Patent Term Restoration and Extension.  The Parties agree to cooperate and to take reasonable actions to maximize the protections available under the provisions of 35 U.S.C. 102(c) under the Leahy-Smith America Invents Act for US patents and patent applications, as well as any and all patent extension provisions outside of the USA.  The Parties shall cooperate with each other, including by providing necessary information and assistance as the other Party may reasonably request, in obtaining patent term extensions or supplemental protection certificates or their equivalents in any country in the Territory where applicable to Arvinas Patent Rights, Collaboration Compound Patent Rights or Joint Patent Rights and reasonably relevant to the Development or Commercialization of any Collaboration Compound or Product exclusively licensed by Bayer hereunder.  In the event that elections with respect to obtaining such patent term extensions are to be made with respect to any Patent Right claiming an Invention that specifically claims Collaboration Compounds or Products subject to an exclusive license granted to Bayer hereunder, Bayer shall have the right to make the election and Arvinas agrees to abide by such election.

7.8

Infringement Claims. Each of Arvinas and Bayer shall promptly inform the other in writing of any written notice to it of alleged infringement or misappropriation, based on the making, using, keeping, importing, exporting or selling of a Product, of a Third Party’s intellectual property rights of which it shall become aware.  Neither Party shall acknowledge to a Third Party the validity of any such allegation or admit liability without the prior written consent of the other Party, such consent to not be unreasonably withheld or delayed.  Bayer and Arvinas shall each keep the other advised of all material developments in the conduct of any proceedings in defending any claim of such alleged infringement or misappropriation and shall cooperate with the other in the conduct of such defense.  In no event may either Party settle any such infringement or misappropriation claim in a manner that would limit the rights of the other Party or impose any obligation on the other Party, without such other Party’s prior written consent, such consent not to be unreasonably withheld or delayed.

7.9

Patent Marking.  Solely with respect to Yale Licensed Patents, to the extent commercially feasible and consistent with Bayer business practices, Bayer shall use commercially reasonable efforts to mark, and shall cause its Related Parties to use commercially reasonable efforts to mark, all Products that are manufactured or sold under this Agreement with the number of each issued Yale Licensed Patent Controlled by Arvinas that applies to such Products.

7.10

Licensed Patent Challenges (Yale Agreement). The Parties acknowledge and agree that, pursuant to the Yale Agreement, Arvinas has certain obligations and may incur penalties based on (i) any challenge or opposition to the validity, patentability, enforceability or non-infringement of any of the Yale Licensed Patents (as defined herein and under the Yale Agreement), or any actions otherwise opposing any of such Yale Licensed Patents, if brought by a sublicensee of Arvinas (e.g., Bayer or its Sublicensees under this Agreement) anywhere in the world, or (ii) any assistance with respect to any of the foregoing actions which Bayer or any of its Sublicensees provides to a Third Party anywhere in the world (except as required under a court order or subpoena) (any such action or assistance under (i) or (ii), a “Licensed Patent Challenge”). Accordingly, Bayer hereby agrees to indemnify and hold Arvinas harmless with respect to any damages incurred by Arvinas under Section 6.3 of the Yale Agreement as a result of any Licensed Patent Challenge by Bayer or its Sublicensees.  For avoidance of doubt, Bayer does not agree to indemnify Arvinas for any Licensed Patent Challenge brought by Arvinas, its Affiliates or any of its other sublicensees with respect to the Yale Agreement.   In addition, Bayer hereby agrees that neither Bayer nor any of its Sublicensees shall bring a Licensed Patent Challenge without first providing Arvinas and Yale University with at least [**] prior written notice setting forth (a) those claims and patents that will be challenged or claimed not to be infringed, (b) a  statement of the factual and legal basis for the challenge, and (c) an identification of  prior art and other matters believed to invalidate any claim of a Yale Licensed Patent or which supports the claim that a Yale Licensed Patent is not infringed.

Article 8   TERM AND TERMINATION

8.1

Term and Expiration.  This Agreement shall be effective as of the Effective Date and unless terminated earlier pursuant to Sections 8.2 or 8.3, this Agreement shall continue in full force and effect until one or more Products has received Marketing Authorization and, thereafter, until expiration of all payment obligations pursuant to Sections 5.3 and 5.4.

8.2

Termination by Bayer.   Notwithstanding anything contained herein to the contrary, Bayer shall have the right to terminate this Agreement, either in its entirety or in relation to any Collaboration Target and relevant Collaboration Compounds and Products under this Agreement, at any time for any or no reason in its sole discretion by giving sixty (60) days’ advance written notice to Arvinas.

8.3	Termination for Cause; Deemed Termination.
8.3.1	Cause for Termination. This Agreement may be terminated at any time during the term of this Agreement:
(a)

upon written notice by a Party if the other Party is in material breach of its material obligations hereunder and has not cured such breach within [**] after notice requesting cure of the breach (except to the extent such breach involves the failure to make a payment when due, which breach must be cured within [**] following such notice); provided, however, in the event of a good faith dispute with respect to the existence of such material breach, the relevant cure period shall be tolled until such time as such dispute is resolved pursuant to Section 10.7; or

(b)

by either Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within [**] after the filing thereof.

(c)

Notwithstanding the foregoing, any termination of this Agreement by Bayer pursuant to Section 8.3.1(a) shall apply to this Agreement in its entirety, or be limited in force and effect to the Collaboration Target to which such material breach relates, as Bayer may elect in its sole discretion in writing at the time of termination, and any termination of this Agreement by Arvinas pursuant to Section 8.3.1(a) for breach shall be limited in force and effect to the Collaboration Target(s) (and related Collaboration Compounds and Products) to which such material breach relates.

8.3.2

Deemed Termination.  Notwithstanding any other provision hereof, in the event that all Licenses have been terminated in accordance with this Agreement, this Agreement shall be deemed terminated in entirety as of the date of termination of the last License to be terminated.

8.4	Effect of Termination.
8.4.1	Termination Pursuant to Section 8.2.
(a)

In the event of termination of this Agreement in its entirety by Bayer under Section 8.2, the Research Term and the Research Program shall terminate, all rights and licenses granted by Arvinas to Bayer under this Agreement with respect to all Collaboration Targets and Collaboration Compound IP shall terminate, and any and all exclusivity pursuant to Section 2.8 shall terminate.

(b)

In the event of partial termination of this Agreement by Bayer under Section 8.2 with respect to any Collaboration Target, the Research Program shall terminate with respect to such Collaboration Target, all rights and licenses granted by Arvinas to Bayer under this Agreement with respect to the relevant Collaboration Target and related Collaboration Compound IP shall terminate, and any exclusivity pursuant to Section 2.8 with respect to the relevant Collaboration Target shall terminate.

8.4.2	Termination Pursuant to Section 8.3.1.
(a)

In the event of partial termination of this Agreement by Arvinas under Section 8.3.1(a) with respect to any Collaboration Target, the Research Program shall terminate with respect to such Collaboration Target, all rights and licenses granted by Arvinas to Bayer under this Agreement with respect to the relevant Collaboration Target and related Collaboration Compound IP shall terminate, and any exclusivity pursuant to Section 2.8 with respect to the relevant Collaboration Target shall terminate.

(b)

In the event of termination of this Agreement in its entirety by Arvinas pursuant to Section 8.3.1, the Research Term and the Research Program shall terminate, all rights and licenses granted by Arvinas to Bayer under this Agreement with respect to all Collaboration Targets and Collaboration Compound IP shall terminate, and any and all exclusivity pursuant to Section 2.8 shall terminate.

(c)

In the event of termination of this Agreement in its entirety by Bayer pursuant to Section 8.3.1, the Research Term and the Research Program shall terminate, all rights and licenses granted by Arvinas to Bayer under this Agreement with respect to all Collaboration Targets and Collaboration Compound IP shall terminate, and any and all exclusivity pursuant to Section 2.8 shall terminate except as expressly provided below; provided, however, that Bayer may elect, by written notice to Arvinas delivered prior to the effective date of termination, with respect to any Collaboration Target for which Collaboration Compounds meeting relevant Bayer criteria have been identified under the Research Program and delivered to Bayer as of the relevant time, to retain its License under Section 3.1 and rights to related Collaboration Compound IP with respect to the relevant Collaboration Target in accordance with the terms of this Agreement, and associated payments accruing after the effective date of termination shall be owed and made in accordance with the terms of Article 5; provided, further, that in the event of termination by Bayer in accordance with Section 8.3.1(a), any such payments accruing after the effective date of termination shall be reduced by [**] percent ([**]%) from the amount otherwise owed.  In the event of any such retained License, exclusivity pursuant to Section 2.8 shall continue with respect to the applicable Collaboration Target for the duration of such retained License.

(d)

In the event of partial termination of this Agreement by Bayer pursuant to Section 8.3.1 with respect to any Collaboration Target, the Research Program shall terminate with respect to such Collaboration Target, all rights and licenses granted by Arvinas to Bayer under this Agreement with respect to the relevant Collaboration Target and related Collaboration Compound IP shall terminate, and any exclusivity pursuant to Section 2.8 with respect to the relevant Collaboration Target shall terminate.

8.4.3	Other.
(a)

Upon termination of this Agreement pursuant to Section 8.2 or pursuant to Section 8.3, Bayer and its Related Parties shall be entitled, during the [**] period immediately following the effective date of termination, to finish any work-in-progress and to sell any Product or Collaboration Compound for which rights have been terminated remaining in inventory, subject to compliance with the terms of this Agreement including those regarding the payment of royalties.

(b)	For clarity, and notwithstanding any other provision hereof, any rights that have become fully paid and perpetual in accordance with Section 5.4.1(c) shall survive any termination of this Agreement.
(c)

No later than [**] after the effective date of any such termination, each Party shall return or cause to be returned to the other Party all Confidential Information of the other Party relevant to the terminated rights that is in tangible form and all copies thereof; provided, however, that each Party may retain any such Confidential Information to the extent reasonably necessary for such Party’s continued practice under any license(s) or rights which do not terminate pursuant to this Article 8, and may keep one copy of Confidential Information received from the other Party in its confidential files for record purposes.  In addition, Bayer shall, within [**] after the effective date of such termination by Arvinas, return or cause to be returned to Arvinas all relevant substances or compositions delivered or provided by Arvinas hereunder, as well as any other relevant material provided by Arvinas in any medium, provided, however, that Bayer may retain any such materials to the extent reasonably necessary for Bayer’s continued practice under any license(s) or rights which do not terminate pursuant to this Article 8.

(d)

All licenses and rights to licenses granted under or pursuant to this Agreement by Arvinas to Bayer are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (i.e., Title 11 of the U.S. Code) (the “Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code.  If (a) a case under the Code is commenced by or against Arvinas, (b) this Agreement is rejected as provided in the Code and (c) Bayer elects to retain its rights hereunder as provided in Section 365(n) of the Code, then Arvinas (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) shall provide to Bayer all intellectual property licensed by Bayer hereunder, and agrees to grant and hereby grants to Bayer and its Affiliates a right to access and to obtain possession of and to benefit from and, in the case of any chemical or biological material or other tangible item of which there is a fixed or limited quantity, to obtain a pro rata portion of, all “embodiments” of intellectual property licensed hereunder pursuant to Section 365(n) of the Bankruptcy Code, and all other embodiments of such intellectual property in the possession and control of any Third Party but which Arvinas has the right to access or benefit from and to make available to Bayer. Arvinas shall not interfere with the exercise by Bayer or its Affiliates of rights and licenses to intellectual property licensed hereunder and embodiments thereof in accordance with this Agreement. The foregoing provisions of this Section 8.4.3 (d) are without prejudice to any rights Bayer may have arising under the Code or other applicable Laws.

8.4.4

Additional Effects of Expiration or Termination; Survival.  Notwithstanding any other provision of this Article 8, (a) expiration or termination of this Agreement shall not relieve the Parties of any obligation (including any payment obligation) accruing prior to such expiration or termination, (b) any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including the obligation to pay royalties for Product or Collaboration Compound sold prior to such expiration or termination, and (c) the provisions of Article 1, Article 4, Article 6, Article 7, Article 8, Article 9 and Article 10, and Sections 2.6.1, 2.6.2, 2.7, 2.9, 2.10, 2.11, 3.1.4, 3.3, 5.5, 5.6, 5.7, 5.8, 5.9, 5.10, 5.11, 5.12 and 5.13, shall survive any expiration or termination of this Agreement.

Article 9 Indemnity; LIMITATION OF LIABILITY

9.1

Bayer Indemnity Obligations.  Bayer agrees to defend Arvinas, its Affiliates and their respective directors, officers, employees and agents (collectively, the “Arvinas Indemnitees”), and shall indemnify and hold harmless the Arvinas Indemnitees, from and against any liabilities, losses, costs, damages, fees or expenses payable to a Third Party, and reasonable attorney’s fees and other legal expenses with respect thereto, arising out of any claim, action, lawsuit, or other proceeding (collectively, “Losses and Claims”) brought against any Arvinas Indemnitee by a Third Party to the extent resulting from or relating to: (a) the manufacture, use, handling, storage, sale or other disposition of any Collaboration Compound or Product in the Territory by Bayer or its Related Parties, including product liability claims, (b) any breach by Bayer of any of its representations, warranties or obligations pursuant to this Agreement, or (c) the gross negligence or willful misconduct of Bayer or any Related Party; except in any such case to the extent such Losses and Claims result from: (i) the gross negligence or willful misconduct of any Arvinas Indemnitee, or (ii) any breach by Arvinas of any of its representations, warranties or obligations pursuant to this Agreement.

9.2

Arvinas Indemnity Obligations.  Arvinas agrees to defend Bayer, its relevant Related Parties and their respective directors, officers, employees and agents (collectively, the “Bayer Indemnitees”), and shall indemnify and hold harmless the Bayer Indemnitees, from and against any Losses and Claims brought against any Bayer Indemnitee by a Third Party to the extent resulting from or relating to: (a) any personal injury claims arising in the course of the performance by Arvinas, its Affiliates or its subcontractors of its activities under the Research Program, (b) any breach by Arvinas of any of its representations, warranties or obligations pursuant to this Agreement, or (c) the gross negligence or willful misconduct of any Arvinas Indemnitee.

9.3

Procedure.  If any Arvinas Indemnitee or Bayer Indemnitee (each, an “Indemnitee”) intends to claim indemnification under this Article 9, the Indemnitee shall promptly notify the other Party (the “Indemnitor”) of any Losses and Claims for which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee, provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee (and, for clarity, not to be included in Losses and Claims), if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceedings.  The Indemnitor shall have the right to settle or compromise any claims for which it is providing indemnification under this Article 9, provided that the consent of the Indemnitee (which shall not be unreasonably withheld or delayed) shall be required in the event any such settlement or compromise would adversely affect the interests of the Indemnitee.  The indemnity agreement in this Article 9 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor.  The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to the Indemnitor’s ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 9, but the omission so to deliver notice to the Indemnitor shall not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article 9.  The Indemnitee under this Article 9, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

9.4

Limitation of Liability.  Neither Party hereto shall be liable for indirect, incidental, consequential, special, exemplary, punitive or multiple damages arising in connection with this Agreement or the exercise of its rights hereunder, or for lost profits arising from or relating to any breach of this Agreement, regardless of any notice of such damages, provided, however, that this Section 9.4 shall not limit or restrict (i) damages available for breaches of confidentiality obligations Article 4 or (ii) the indemnification obligations of either Party pursuant to this Article 9.

9.5

Insurance.  Each Party warrants that it maintains a policy or program of insurance or self-insurance at levels sufficient to support the indemnification obligations assumed herein.  Upon request, a Party shall provide evidence of such insurance.

Article 10 MISCELLANEOUS

10.1

Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party.  The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

10.2	Assignment.
10.2.1

Except as provided in this Section 10.2, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party. Any attempted assignment not in accordance with this Section 10.2 shall be void.  Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.

10.2.2

Bayer may, without consent of Arvinas, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of Bayer or to the successor party in connection with a Change of Control.  Arvinas may, without consent of Bayer, assign this Agreement in its entirety to the successor party in connection with a Change of Control. Each Party agrees that, notwithstanding any provisions of this Agreement to the contrary, in the event that this Agreement is assigned by a Party in connection with a Change of Control, such assignment shall not provide the non-assigning Party with rights or access to independently owned or acquired intellectual property or technology of the acquirer of the assigning Party.

10.3

Use of Affiliates.  Bayer shall have the right to exercise its rights and perform its obligations under this Agreement either itself or through any of its Affiliates, provided that Bayer shall at all times remain liable for the actions or inactions of any such Affiliate.

10.4

Severability.  If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties.  The Parties shall in such an instance use reasonable efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

10.5

Notices.  All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by nationally-recognized overnight courier providing evidence of receipt, or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Arvinas, to:	Arvinas Operations, Inc.
5 Science Park
395 Winchester Ave
New Haven CT 06511
USA
Attention: Chief Executive Officer

And with copy to:	Arvinas Operations, Inc.
5 Science Park
395 Winchester Ave
New Haven CT 06511
USA
Attention: Office of Counsel

if to Bayer, to:	Bayer AG
[**]
Attention: [**]
Telephone: [**]

With copy to:

Bayer AG
[**]
Attention:
Head of Law BP Pharmaceuticals Research & Development
Telephone: [**]

If to Yale University	Managing Director
(pursuant to Section 7.10),	Yale University
to:	Office of Cooperative Research
433 Temple Street
New Haven, CT 06511
USA

or to such other address(es) as the Party or Person to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith.  Any such notice shall be deemed to have been given: (a) when delivered if personally delivered; (b) on the date of confirmed receipt if sent by nationally-recognized overnight courier; or if sent by registered or certified mail.

10.6	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the [**], without regard to its conflicts of law provisions.

10.7	Dispute Resolution.
10.7.1

The Parties shall seek to settle amicably any and all disputes or differences arising out of or in connection with this Agreement.  If a dispute between the Parties arising out of or relating to the validity or interpretation of, compliance with, breach or alleged breach of or termination of this Agreement cannot be resolved within [**] of presentation to the Chief Executive Officer of Arvinas and the Head of R&D Open Innovation of Bayer, or their respective designees, for resolution, either Party may refer such dispute to binding arbitration to be conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”), by three arbitrators as set forth below in this Section 10.7.  For clarification, following presentation to such senior executives for resolution, any dispute within the JSC’s decision-making authority shall be finally decided in accordance with any final decision-making authority specified pursuant to Section 2.4.3 and shall not be arbitrable.

10.7.2

A Party may submit such dispute to arbitration by notifying the other Party, in writing, of such dispute. Within [**] after receipt of such notice, each Party shall designate in writing one arbitrator and the two Party-selected arbitrators shall select a third arbitrator with relevant industry experience to constitute a panel of three arbitrators to conduct the arbitration in accordance with the ICC Rules. The International Bar Association Rules on the Taking of Evidence in International Commercial Arbitration shall govern the taking of evidence in any such proceeding. The governing law in Section 10.6 shall govern any such proceedings. The language of the arbitration shall be English.

10.7.3

Within [**] after the designation of the arbitrators, the arbitrators and the Parties shall meet, and each Party shall provide to the arbitrators a written summary of all disputed issues, such Party’s position on such disputed issues and such Party’s proposed ruling on the merits of each such issue.  The arbitrators shall set a date for a hearing, which shall be no later than [**] after the submission of such written proposals, for the presentation of evidence and legal argument concerning each of the issues identified by the Parties.  The Parties shall have the right to be represented by counsel.  The arbitrators shall use best efforts to rule on each disputed issue within [**] after completion of the hearing described above.

10.7.4

The determination of the arbitrators as to the resolution of any dispute shall be binding and conclusive upon all Parties. All rulings of the arbitrators shall be in writing and shall be delivered to the Parties except to the extent that the ICC Rules provide otherwise. Nothing contained herein shall be construed to permit the arbitrators to award punitive, exemplary or any similar damages.

10.7.5

The (i) attorneys’ fees of the Parties in any arbitration, (ii) fees of the arbitrator and (iii) costs and expenses of the arbitration shall be borne by the Parties in a proportion determined by the arbitrators. Unless the arbitrators determine that equity requires otherwise, the arbitrators shall award to the prevailing Party (as determined by the arbitrators) the costs of the arbitration, as well as the reasonable, out-of-pocket fees and expenses of the prevailing Party’s attorneys.

10.7.6

Any arbitration pursuant to this Section 10.7 shall be conducted in a place to be mutually agreed, provided that if the Parties cannot agree on such place, the arbitration shall be conducted in [**]. Any arbitration award may be entered in and enforced by any court of competent jurisdiction.

10.7.7

Notwithstanding anything in this Section 10.7, each Party shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction that may be necessary to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration.

10.7.8

The Parties agree that any payments that are made by one Party to the other Party pursuant to this Agreement pending resolution of any dispute shall be promptly refunded if the arbitrators or a court determine(s) pursuant to this Section 10.7 that such payments are to be refunded by one Party to the other Party.

10.8

Entire Agreement; Amendments.  This Agreement, together with the Schedules and Exhibits hereto and the other agreements referenced herein, contains the entire understanding of the Parties with respect to the Research Program and the licenses granted hereunder.  Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, with respect to the Research Program and the licenses granted hereunder are superseded by the terms of this Agreement.  The Schedules and Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement.  This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties hereto.

10.9

Headings.  The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

10.10

Independent Contractors.  It is expressly agreed that Arvinas and Bayer shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency.  Neither Arvinas nor Bayer shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

10.11

Waiver.  The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

10.12

Cumulative Remedies.  No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under applicable Laws.

10.13

Waiver of Rule of Construction.  Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement.  Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

10.14

Certain Conventions. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit shall be deemed to be a reference to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit, of or to, as the case may be, this Agreement, unless otherwise indicated.  Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular shall include the plural, and vice versa, (d) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (e) the word “will” shall be construed to have the same meaning and effect as the word “shall”, and (f) the word “any” shall mean “any and all” unless otherwise clearly indicated by context, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”

10.15

Business Day Requirements.  In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a business day, then such notice or other action or omission shall be deemed to be required to be taken on the next occurring business day.

10.16

Further Assurances.  Each Party agrees to do and perform all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents reasonably necessary in order to carry out the mutual intent and accomplish the purposes of this Agreement and, at the other Party’s reasonable request and expense, to evidence, perfect or otherwise confirm such other Party’s rights hereunder.

10.17

Counterparts.  This Agreement may be signed in any number of counterparts (including by facsimile or electronic transmission), each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

ARVINAS OPERATIONS, INC.

By:	/s/ John Houston

Name:	John Houston

Title:	President & CEO

Date:	June 3, 2019

BAYER AG

By:	/s/ Prof. Dr. Michael Brands

Name:	Prof. Dr. Michael Brands

Title:	SVP, Head Small Molecule Innovation

Date:	June 3, 2019

By:	/s/ Dr. Hilmar Weinmann

Name:	Dr. Hilmar Weinmann

Title:	Head, BPH-DD-SMI-MCB-MCI

Date:	June 3, 2019